Execution Version
PURCHASE AND SALE AGREEMENT
Dated as of July 10, 2026
WNG INTERNATIONAL MASTER FUND II, L.P.
as Cayman Seller,
WNG II AIRCRAFT MANAGEMENT (DELAWARE), LLC
as U.S. Seller,
WILLIS DALLAS LTD.
as Purchaser
and
WILLIS LEASE FINANCE CORPORATION
solely for the limited purposes set forth in Section 9.1

TABLE OF CONTENTS

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Section 4.11.    Cloudcards Cooperation. During the Interim Period, the Sellers shall use commercially reasonable efforts to assist the Purchaser, its Affiliates and its and their respective representatives in good faith as reasonably necessary to enter into an agreement, statement of work or other contract to permit Cloudcards or its representatives to migrate data related to the business of the Target Companies processed by Cloudcards from the Sellers’ environment to Purchaser’s or an Affiliate’s environment, including, if required, consenting to such migration; provided that any third party costs associated with such migration of data shall be at Purchaser’s costs and expense. To the extent that any such data to be migrated includes personal data, the Parties agree to cooperate in good faith to implement any processes or take such other steps as reasonably necessary to migrate such personal data to the Purchaser or its Affiliate in compliance with applicable Law. To the extent that Cloudcards provides not more than two named individuals employees of Willis Lease Finance Corporation access to the Sellers’ instance of Cloudcards during the Interim Period, the Sellers authorize and permit such access and use with respect to the business of the Target Companies in compliance with the provisions of this Agreement.
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Section 4.12. Exclusivity; No Remarketing	30
Section 4.13. TUPE	30
Section 4.14. Termination of Tax Sharing Agreements	31
Section 4.15. Non-Survival of Representations and Warranties	31
Section 4.16. Limitation on Representations and Warranties	32
Article V REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER	32
Section 5.1. Representations and Warranties	32
Section 5.2. Use of Name	34
Section 5.3. Non-Survival of Representations and Warranties	34
Section 5.4. Limitation on Representations and Warranties	34
Section 5.5. R&W Insurance Policy	34
Article VI POST CLOSING MATTERS	35
Section 6.1. International Registry	35
Section 6.2. Bank Accounts	35
Section 6.3. Records / Post-Closing Access.	35
Section 6.4. Amounts Received in Error	35
Section 6.5. Tax Cooperation	36
Section 6.6. Certain Tax Matters	36
Article VII MISCELLANEOUS	36

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Schedule 1	–	Assets
Schedule 2	–	Information about each Target Company
Schedule 3	–	Example Purchase Price Calculation
Schedule 4	–	Closing Conditions
Schedule 5	–	Sellers’ Representations and Warranties
Schedule 6	–	Pre-Closing Conduct
Schedule 7	–	Anticipated Transactions
Schedule 8	–	Excluded Revenue Amounts

Exhibit A	–	Form of Transition Services Agreement

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THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of July 10, 2026, by and among WNG International Master Fund II, L.P., a Cayman Islands exempted limited partnership (the “Cayman Seller”), WNG II Aircraft Management (Delaware), LLC, a Delaware limited liability company (the “U.S. Seller” and together with the Cayman Seller, the “Sellers”), Willis Dallas Ltd., a Cayman Islands exempted company (the “Purchaser”) and, solely for the limited purposes set forth in Section 9.1 of this Agreement, Willis Lease Finance Corporation, a Delaware corporation (the “Purchaser Parent Guarantor”). Each of the Sellers and the Purchaser is a “Party” and are referred to collectively herein as the “Parties.”
RECITALS
WHEREAS, the Cayman Seller is the sole legal and beneficial owner of the entire issued share capital of WNG II Aircraft Leasing (Cayman) Ltd. (the “Cayman Company”);
WHEREAS, the U.S. Seller is the sole legal owner of 100% of the issued and outstanding limited liability company interests of WNG Aircraft Management 3, LLC, a Delaware limited liability company (the “U.S. Company”);
WHEREAS, the Cayman Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Cayman Seller, the entire issued share capital of the Cayman Company (the “Cayman Sale Interests”) upon the terms and subject to the conditions set forth herein; and
WHEREAS, the U.S. Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the U.S. Seller, 100% of the issued and outstanding limited liability interests of the U.S. Company (the “U.S. Sale Interests”) upon the terms and subject to the conditions set forth herein; and
NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the Parties hereby agree as follows:
Article I

DEFINITIONS
Section 1.1.Definitions. For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, the following terms, when used in this Agreement and other documents delivered in connection herewith, have the meanings assigned to them in this Section 1.1.
“2024 Accounts” means, with respect to the Irish DACs and any Asset Owning Company listed in Part A of Schedule 2, the audited accounts of each such Irish DAC and/or Asset Owning Company for the year ended December 31, 2024 contained in folder 3.7.1.5 of the applicable Data Room.
“2025 Management Accounts and Financial Schedules” means, with respect to the Irish DACs and any Asset Owning Company listed in Schedule 2, the draft management accounts and financial schedules for the Irish DACs and each Asset Owning Company for the year ended December 31, 2025 contained in folders 3.7.2.30, 3.7.2.24 and 3.7.2.26 of the applicable Data Room.
“2026 Trial Balance” means, with respect to any Target Company listed in Schedule 2, a trial balance for such Target Company as at March 31, 2026, contained in folder 3.7.2.29.15 of the applicable Data Room.
“Actual Adjusted Purchase Price” has the meaning given in Section 2.10(a).
“Adjusted Purchase Price” has the meaning given in Section 2.1.
“Adjustment Period” means the period from (but excluding) the Economic Closing Date to and including the Closing Date.
“Adjustment Rate” means a rate per annum equal to 6.25% calculated on the basis of a 360-day year and the actual number of days in the relevant period.
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person through the ownership of the voting securities, by contract or otherwise. For purposes of the definition of “control”, a general partner or managing member of a Person shall always be considered to control such Person.
“Affiliate Transaction” has the meaning given in paragraph 14.2 of Schedule 5.
“Agreed Adjustment Amount” means US$823,154.70.
“Agreed RWI Amount” means US$190,000.
“Agreement” is defined in the Preamble.
“Aircraft” means each Aircraft listed in Schedule 1-A, including the related Aircraft Engines and Aircraft Parts installed thereon (to the extent title is vested in the Lessor or owner of such Aircraft (if different)).
“Aircraft Documents” has, in respect of an Aircraft, the meaning given to such term in the relevant Aircraft Lease (or, if such Aircraft is not subject to an Aircraft Lease on the date of this Agreement, a substantially equivalent meaning ascribed to such term in the Leases generally).
“Aircraft Engines” means, with respect to each Aircraft, the Engines in respect of such Aircraft, as listed in Schedule 1-A.
“Aircraft Engine Lease” means, with respect to each Aircraft Engine, the Lease Agreement listed in Schedule 1-A in respect of such Aircraft Engine.
“Aircraft Lease” means, with respect to each Aircraft, the Lease Agreement listed in Schedule 1-A with respect to such Aircraft.

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“Aircraft Owning Company” means each of the entities listed as an “Aircraft Owning Company” in Schedule 2.
“Aircraft Parts” means, with respect to each Aircraft, the “Parts” (or similar term) as defined in the Aircraft Lease of such Aircraft (or, if such Aircraft is not subject to an Aircraft Lease on the date of this Agreement, a substantially equivalent meaning ascribed to such term in the Leases generally).
“Allocated Consideration Amount” has the meaning given to it in Section 2.1.
“AML Laws” means any anti-money laundering or anti-terrorism financing laws, rules or regulations, including, without limitation, (a) the U.S. Bank Secrecy Act, as amended by the USA PATRIOT Act, (b) any laws, rules or regulations by any EU member state, including Ireland, to implement the Fourth EU Money Laundering Directive (Directive 2015/849/EC), (c) the Cayman Islands Proceeds of Crime Act, Anti-Money Laundering Regulations, Proliferation Financing (Prohibition) Act and Terrorism Act, and (d) any financial-reporting, record-keeping, and know-your-client requirements under any of the foregoing, in each case as amended from time-to-time.
“Anti-Bribery Laws” means any anti-corruption or anti-bribery laws, rules or regulations, including, without limitation, (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (b) the UK Bribery Act 2010, and (c) any laws, rules or regulations enacted to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (d) the Irish Criminal Justice (Corruption Offences) Act 2018.
“Anticipated Transactions” means each of the transactions detailed and described in Schedule 7, as such may be amended from time to time solely pursuant to and in accordance with Section 4.7(b).
“Asset” means each Aircraft and each Spare Engine.
“Asset Manager” means WNG Aircraft Services Limited.
“Asset Owning Company” means each of the Aircraft Owning Companies and the Spare Engine Owning Companies.
“Assignment Agreement” means the assignment agreement by and between the U.S. Seller and the Purchaser in respect of the U.S. Sale Interests, to be entered into at the Closing, in form and substance reasonably acceptable to the U.S. Seller and the Purchaser.
“Bank Account” means each of the bank accounts listed in Schedule 2.
“Base Purchase Price” has the meaning given in Section 2.1.
“Business Day” means a day other than:
(a)a Saturday or Sunday; or
(b)a public holiday in New York City, U.S.A., Tokyo, Japan, or the Republic of Ireland.
“Cap” has the meaning given in Section 8.5(b).

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“Cash Sweep Date” has the meaning given in Section 2.1(d)(ix).
“Cayman Company” is defined in the recitals.
“Cayman Sale Interests” is defined in the recitals.
“Claim” has the meaning given in Section 8.1.
“Claim Notice” has the meaning given in Section 8.4.
“Closing” is defined in Section 2.3(a).
“Closing Conditions” means the Purchaser Closing Conditions and the Seller Closing Conditions.
“Closing Date” means the date on which Closing occurs.
“Closing Leakage” has the meaning given in Section 2.2(b).
“Closing Purchase Price” has the meaning given in Section 2.2(a).
“Closing Purchase Price Calculation Statement” has the meaning given in Section 2.2(b).
“Cloudcards” means Cloudcards Limited.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Policies” has the meaning given in paragraph 11 of Schedule 5.
“Data Room(s)” means the virtual data room titled “WNG II Project” provided by the Sellers and hosted by Intralinks and the virtual data room named “WNG Data Room” hosted by Sparta as at the Data Room Cut-Off Time.
“Data Room Cut-Off Time” means 11:59 p.m. on the date that is one (1) day prior to the date of this Agreement.
“Data Room Index” means the Index of each of the Data Rooms in the agreed form attached to the Disclosure Letter.
“Deposit” has the meaning given in Section 2.3.
“Disclosure Letter” means the letter, dated as of the date hereof, from the Sellers to the Purchaser in relation to the Seller Representations and Warranties, and the receipt of which has been acknowledged by the Purchaser.
“Disposal Entity” means WNG II Aircraft Leasing (Sweden 1) AB.
“Disposal Tax Return” has the meaning given in Section 6.6.
“Dispute Period” has the meaning given in Section 8.6(a).
“Dispute Statement” has the meaning given in Section 2.10(b).

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“Disputed Item” has the meaning given in Section 2.10(b).
“Dormant Entities” means each of WNG II Aircraft Leasing 1 Limited, WNG II Aircraft Leasing 8 Limited, WNG II Aircraft Leasing 11 Limited, WNG II Aircraft Leasing 14 Limited, WNG II Aircraft Leasing 19 Limited, WNG II Aircraft Leasing 21 Limited and WNG II Aircraft Leasing 13 Limited.
“Economic Closing Date” means June 30, 2025.
“Economic Closing Date Accounts” means, with respect to the Irish DACs and any Asset Owning Company listed in Schedule 2, the management accounts and financial schedules for the Irish DACs and each Asset Owning Company as at June 30, 2025 contained in file 3.7.2.20, folder 3.7.2.25 and file 3.7.2.24.2 of the applicable Data Room.
“Employee” means any Person who:

(i)as at the date of this Agreement is employed by the Sellers or any of its Affiliates; or
(ii)is (a) employed by the Sellers or any of its Affiliates in the period commencing at the date of this Agreement and ending on the date falling (12) months after the Closing Date and (b) is providing services under, or in connection with, the Transition Services Agreement,
(for the avoidance of doubt, any Person who was engaged as an independent contractor but is deemed by operation of law to be an employee shall be deemed to be employed for the purposes of this definition).

“Encumbrance” means any claim, charge, lease, covenant, easement, encumbrance, pledge, security interest, lien, option, pledge, right of others, mortgage, deed of trust, hypothecation, conditional sale, or restriction (whether on voting, sale, transfer, disposition, or otherwise), whether imposed by contract or understanding or Law.
“Engagement” has the meaning given in Section 4.13(c)(ii).
“Engines” means the Aircraft Engines and the Spare Engines.
“Environmental Law” means any Law regulating or relating to the protection of human health, natural resources or the environment, including Laws relating to contamination and the use, generation, management, handling, transport, treatment, disposal, storage, release or threatened release of, or exposure to, hazardous substances.
“Environmental Permit” means any consent, approval, authorization, franchise, license, registration, permit, exemption, waiver, variance or certificate of, or granted by, any Governmental Entity required pursuant to applicable Environmental Laws.
“Equity Interest” means, with respect to each of the Irish DACs and the Asset Owning Companies, the entire issued share capital of each such Irish DAC and/or each Asset Owning Company respectively and as more particularly set out in Schedule 2.
“Escrow Agent” means Wilmington Trust, National Association.

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“Escrow Agreement” means the Escrow Agreement dated 9 April 2026 among Purchaser’s Parent Guarantor, WNG and Escrow Agent.
“Estimated True-Up Amount” has the meaning given in Section 2.10(a).
“Event of Default” means, with respect to any Asset, any event described as an “Event of Default” or similar term in the Lease or Lease Document of such Asset.
“Example Purchase Price Calculation” has the meaning given in Section 2.2(b).
“Exchange Rate” means for a particular currency for a particular day, the rate for the conversion of that currency into US Dollars published on Bloomberg page “BFIX” showing as having been fixed at 4.00 pm, New York time, for the required currency pair.
“Existing Lessor” means, in respect of each Asset that is subject to a Lease, the person designated in Schedule 1 as the Existing Lessor under such Lease of such Asset.
“Excluded Revenue Amounts” means, in respect of an Asset:
(i)all revenue received on or prior the Economic Closing Date;
(ii)the amounts set forth on Schedule 8, which represent all amounts in respect of an Asset that (A) are insurance proceeds or reimbursement amounts (including indemnity payments) in respect of an Asset that would constitute Other Revenue but that are an asset or a legal right of a Seller or its Affiliates (other than the Target Companies) and (B) were received by a Target Company for the account of the Sellers or their Affiliates (other than any of the Target Companies) after the Economic Closing Date through (and including) the date of this Agreement; and
(iii)amounts that the Sellers demonstrate in writing (A) are insurance proceeds or reimbursement amounts (including indemnity payments) in respect of an Asset that would constitute Other Revenue but that are an asset or a legal right of a Seller or its Affiliates (other than the Target Companies) and (B) were received by a Target Company for the account of the Sellers or their Affiliates (other than any of the Target Companies) after the date of this Agreement through (and including) the Closing.
“Export Controls” means any laws, rules or regulations controlling the export of any goods, technology or services, including, without limitation, the Export Administration Regulations administered by the U.S. Department of Commerce and the International Traffic in Arms Regulations administered by the U.S. Department of State.
“Final Closing Date” means (i) the date that is sixty (60) days after the date of this Agreement or (ii) such later date as agreed in writing by the Sellers and the Purchaser.
“Final Holdback Leakage Adjustment” has the meaning given in Section 3.4(a).
“Final Holdback Settlement Date” has the meaning given in Section 3.4(a).

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“Final Settlement Date” has the meaning given in Section 2.10(b).
“Governmental Entity” means any nation, state, territory, province, county, city or other unit or subdivision thereof or any entity, authority, agency, department, board, commission, instrumentality, court or other judicial body authorized on behalf of any of the foregoing to exercise legislative, judicial, regulatory or administrative functions and any governmental or non-governmental self-regulatory organization of which the Sellers, the Purchaser or any Affiliate of any of the foregoing Persons, as applicable, is a member or to whose regulations any of the foregoing Persons is subject.
“Guaranteed Obligations” has the meaning given in Section 9.1.
“Guaranteed Agreement” has the meaning given in Section 9.1.
“Holdback Amount” means $1,517,200.
“Holdback Leakage” has the meaning given in Section 3.2(a).
“Holdback Leakage Adjustment” has the meaning given in Section 3.2.
“Holdback Leakage Dispute” has the meaning given in Section 3.4.
“Holdback Leakage Dispute Statement” has the meaning given in Section 3.4(a).
“Holdback Leakage Statement” has the meaning given in Section 3.2.
“Holdback Payment Date” has the meaning given in Section 3.3.
“IFRS” means International Financial Reporting Standards.
“Indebtedness” means with respect to any Person, at any particular time, (a) all Liabilities or obligations of such Person for borrowed money, whether current, short-term or long-term, whether secured or unsecured, and whether or not represented by bonds, notes, debentures or similar instruments or debt securities (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon, related expenses, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith); (b) Liabilities or obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments or debt securities; (c) all obligations of a such Person as lessee under a lease required to be accounted for as a capital lease and/or finance lease in accordance with IFRS; (d) all Liabilities or obligations for the deferred purchase price of property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise, including all seller notes, contingent payments, earnouts and non-competition payments; (e) contingent reimbursement obligations, whether or not drawn or incurred, with respect to letters of credit or similar obligations and bankers’ acceptances issued for the account of such Person; (f) all Liabilities or obligations guaranteed in any manner by such Person (including guarantees in the form of an agreement to repurchase or reimburse); (g) all Liabilities or obligations secured by a lien on the assets or properties of such Person; (h) all deferred purchase price obligations related to past acquisitions by such Person; (i) any accrued and unpaid interest owed with respect to any obligation described in the preceding clauses (a) through (h); (j) all fees, expenses, premiums, penalties (including pre-payment penalties), breakage costs, change of control payments, redemption fees or make whole payments attributable to or arising under the terms of any obligation described in the preceding clauses (a) through (i); and (k) any guarantees (direct or indirect), make-whole agreements, hold harmless agreements or similar arrangements with respect to any amounts of a

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type described in the preceding clauses (a) through (j); provided that, for the avoidance of doubt, “Indebtedness” shall not include any Taxes.
“Independent Firm” has the meaning given in Section 2.10(b).
“Inside Date” has the meaning given in Section 2.3(a).
“Insurance Policies” has the meaning given in paragraph 11 of Schedule 5.
“Intellectual Property Rights” means any and all intellectual property rights anywhere in the world, including all patents, patent applications, rights to inventions, copyright and related rights in works of authorship, moral rights, trademarks, trade names, service marks business names and domain names, and all associated goodwill, rights in designs, rights in software, database rights, trade secrets, rights to use, and protect the confidentiality of, confidential information (including know-how), and all other intellectual property rights, in each case whether registered or unregistered and including with respect to any of the foregoing all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority therefrom.
“Interim Period” means the period from the date of this Agreement until the earlier of the Closing and the termination of this Agreement, as applicable.
“Intercompany Accounts” means any accounts, balances, payables, receivables or Indebtedness or other amounts owing between (a) the Sellers or any of their respective Affiliates (other than any Target Company), on the one hand, and (b) any Target Company, on the other hand.
“Intercompany Release Documents” means each release document in respect of intercompany debt, internal financings or similar transactions between a Target Company and any other Person (other than another Target Company).
“Intra-Group Payables” means, with respect to each Target Company, all amounts owing by such Target Company to another Target Company (but excluding amounts to be repaid at Closing) calculated on the basis that all servicing, swap or other agreements between a Target Company and the relevant Target Company have been terminated.
“Irish Companies Act” means the Companies Act 2014 and all acts of the Oireachtas and statutory instruments which are to be read as one with, or construed or read together as one with, the Companies Act 2014, and every statutory modification or re-enactment thereof for the time being in force (or, where the context so admits or requires, any one or more of such Acts) and all orders and regulations made thereunder.
“Irish DACs” means WNG II Aircraft Leasing (Ireland) DAC and WNG II Funding DAC (collectively Irish DACs and individually referred to as an “Irish DAC”).
“Law” means any statute or law (including common law), rule, treaty or regulation and any decree, injunction, judgment, order, ruling, assessment or writ of any applicable Governmental Entity.
“Leakage” has the meaning given in Section 3.1.
“Lease” means each Aircraft Lease and each Spare Engine Lease.

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“Lease Documents” means, with respect to any Asset, all documents related to such Asset contained in folders 1.1 and 2.1 of the applicable Data Room.
“Lessees” means, in respect of each Asset, the party set forth as the Lessee in Schedule 1 (each, a “Lessee”).
“Lessors” means, in respect of each Asset, the party set forth as the Lessor in Schedule 1 (each, a “Lessor”).
“Lessor Maintenance Contributions” means, with respect to any applicable Asset, the amount of maintenance contributions or other payments paid by any Asset Owning Company to the Lessee of such Asset under and in accordance with the Lease Documents for such Asset.
“Liability” and “Liabilities” means any and all liabilities, obligations, or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute, or contingent, accrued or unaccrued, matured or unmatured or otherwise.
“Loss” means any loss, liability, fees, out-of-pocket costs and expenses (including reasonable and documented out-of-pocket legal fees, costs, expenses and related charges and fees, costs and expenses of investigation) in each case, that are actually incurred by a Seller Indemnitee; provided, however, that the term “Loss” shall not include any Seller Indemnitee’s management time or overhead expenses.
“Maintenance Expenses” means aircraft-related maintenance expenses paid by an Asset Owning Company in accordance with the terms of an applicable Lease and which are not paid from Maintenance Reserve Payments.
“Maintenance Reserve Balance” means the balance of Maintenance Reserve Payments held by the Asset Owning Companies on the Economic Closing Date, in the amount of $77,057,790.23.
“Maintenance Reserve Expense” means, with respect to any Asset, the amounts paid by any Asset Owning Company to the Lessee of such Asset in respect of amounts received as Maintenance Reserve Payments from time to time under the Lease of such Asset.
“Maintenance Reserve Payment” means, with respect to any Asset, amounts paid by the Lessee of such Asset to an Asset Owning Company by way of maintenance reserve payment (howsoever described) under the Lease of such Asset (and, for the avoidance of doubt, fees described as Use Fees in Spare Engine Lease are not Maintenance Reserve Payments).
“Maintenance Reserve Rates” means, with respect to any Asset for which Maintenance Reserve Payments are applicable, the rates (whether by hour, cycle, calendar time or otherwise) specified in the applicable Lease pursuant to which the applicable Lessee’s Maintenance Reserve Payments are determined.
“Major Damage” means, with respect to any Asset, damage in excess of the damage notification threshold under the Lease Document, or, with respect to any off-lease Asset, damage in excess of $100,000.
“Material Adverse Effect” means any event, fact, matter or circumstance occurring after the execution of this Agreement that, individually or in the aggregate, has had, or would be reasonably likely to have, a material adverse effect on the business, results of operation, assets, liabilities or condition (financial or otherwise) of the Target Companies as a whole.

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“Material Contract” has the meaning given in paragraph 13.1 of Schedule 5.
“Net Insurance Proceeds” has the meaning given in Section 2.7.
“Net Rent” means, with respect to an Asset, an amount equal to (x) the aggregate amount of Rent paid in respect of such Asset minus (y) the aggregate amount of Willis Asset Expenses in respect of such Asset plus (z) without duplication of amounts already included as Rent in clause (x), the aggregate amount of any Rent that was offset by security or other deposits for payment in respect of such Asset.
“Other Revenues” means, with respect to an Asset, all other amounts paid to or in respect of any Target Company or any Asset from (and excluding) the Economic Closing Date through (and including) the Closing, including, without limitation, (a) indemnity payments, insurance proceeds and amounts paid in respect of such Asset to an Asset Owning Company by way of end of lease compensation (howsoever described) or (b) other periodic or unscheduled payments under the Lease Documents for such Asset; provided that Other Revenues shall not include any (i) Rent, (ii) Maintenance Reserve Payment (other than the release of such amount into income), (iii) Security Deposits or (iv) Excluded Revenue Amounts.
“Payoff Amount” has the meaning given in the definition of “Volofin Payoff Letter”.
“Parts” means the Aircraft Parts and the Spare Engine Parts.
“Party” and “Parties” is defined in the Preamble.
“Permitted Security Interest” means, with respect to any Asset, (a) any Permitted Lien or Permitted Security Interest, as the case may be (in each case as defined under the relevant Lease), excluding for the purposes hereof any (i) Lessor’s Lien or Lessor Lien, as the case may be (or similar term, in each case as defined in under the relevant Lease) and (ii) any Encumbrance arising from any Financing Documents (or similar term, as defined in the relevant Lease), (b) any Encumbrance created by or resulting from any Indebtedness, Liability, act or omission of the Purchaser, and (c) any Encumbrance which the relevant Lessee is obliged to remove pursuant to the terms of the relevant Lease and/or for which the relevant Lessee is obliged to indemnify the applicable Target Company pursuant to the terms of the relevant Lease.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental entity or instrumentality or other entity of any kind.
“Policy” means, with respect to any Asset, the insurance relating to such Asset procured by the Lessee thereof pursuant to the Lease thereof, as evidenced by the applicable insurance certificate provided in accordance with the applicable Lease.
“Post-Closing Statement” has the meaning given in Section 2.10(a).
“Pre-Closing Tax Period” means (i) each taxable period ending on or before the Closing Date and (ii) with respect to a taxable period that begins on or before, and ends after, the Closing Date, the portion of such taxable period ending on the Closing Date.
“Pre-Paid Vendor Costs” means an aggregate amount up to $271,000, representing a portion of the pre-paid service fees previously paid by or on behalf of the relevant Target Company pursuant to (i) that certain Engagement Letter, dated as of December 7, 2020, by and between WNG II Aircraft Leasing (Ireland) DAC and Nexus Taxation Limited and (ii) that certain Corporate Services Agreement, dated as of October 14, 2019, by and among Apex IFS

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Limited, WNG Aircraft Services Limited and certain of the Target Companies as set forth therein, as amended from time to time.
“Prohibited Person” means any (a) Sanctioned Person or any Person that owns 50% or more of, or otherwise exercises control over, any Sanctioned Person (b) any Person that is identified on, or 50% or more owned or controlled by, or owns 50% or more of, or otherwise exercises control over, one or more Persons identified on, any Export Controls-related list of designated parties, including, without limitation, (i) the Denied Persons List, Entity List, Military End-User List and the Unverified List maintained by the Bureau of Industry and Security of the U.S. Department of Commerce, and (ii) the Debarred Parties List maintained by the Directorate of Defense Trade Controls of the U.S. Department of State.
“Purchase Price” has the meaning given in Section 2.1.
“Purchaser” is defined in the Preamble.
“Purchaser Closing Conditions” means the conditions precedent in favor of Purchaser set out in Schedule 4-Part 1
“Purchaser Parent Guarantee” has the meaning given in Section 9.1(a).
“Purchaser Parent Guarantor” is defined in the Preamble.
“Purchaser Signatories” has the meaning given in Section 6.2.
“Purchaser’s Designee” has the meaning given in Section 7.1.
“Relief” means any loss, relief, allowance, exemption, set-off, deduction, right to repayment or credit or other relief of a similar nature granted by or available in relation to any Tax.
“Remaining Leakage Holdback Amount” means an amount equal to the lesser of (i) the Holdback Amount less the Final Holdback Leakage Adjustment or (ii) the Tax Holdback Amount.

“Removable Asset” means Aircraft bearing MSN 33018 and its related Aircraft Engines.
“Rent” has, with respect to any Asset, the meaning given in the Lease of such Asset to basic rent and use fees or, if different, any “Supplemental Rent”, to the extent intended to cover rent or use fees but not Maintenance Reserve Payments, if and as such term is defined in such Lease).
“Reorganization Documents” has the meaning given in Section 4.7(a).
“Required Financial Information” has the meaning given in Section 4.9(b).
“Resigning Officers” has the meaning given in Schedule 4-Part 1.
“R&W Insurance Policy” is defined in Section 5.5.
“R&W Waiver” is defined in Section 5.5.

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“Sale Interests” means collectively, the Cayman Sale Interests and the U.S. Sale Interests.
“Sanctioned Jurisdiction” means any country, jurisdiction or geographic region that is , at the relevant time, the subject of comprehensive Sanctions (currently, Cuba, Iran, North Korea and the Crimea, so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine).
“Sanctioned Person” means any Person, aircraft or Asset that is: (a) designated on any Sanctions-related list, including, without limitation (i) the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury; (ii) the UK Sanctions List maintained by the UK Foreign, Commonwealth & Development Office (including as extended to the Cayman Islands), or any other Person that is the subject or target of Sanctions under the laws of the Cayman Islands) and (iii) the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions maintained by the European Union; (b) domiciled in, a resident or national of, or organized under the laws of a Sanctioned Jurisdiction; or (c) owned or controlled by one or more Persons described in clause (a) or (b); or (d) otherwise the subject or target of Sanctions.
“Sanctions” means any economic or financial sanctions or trade embargoes or restrictive measures from time to time imposed, administered or enforced by (i) the United States government (including the Office of Foreign Assets Control of the U.S. Department of the Treasury and the Office of Economic Sanctions Policy and Implementation of the U.S. Department of State), (ii) the United Nations Security Council, (iii) the European Union or any member state thereof, (iv) the United Kingdom (including the Foreign, Commonwealth & Development Office and the Office of Financial Sanctions Implementation of His Majesty’s Treasury) and (v) the Cayman Islands, including those of the United Kingdom extended to the Cayman Islands by Orders in Council (including the Financial Reporting Authority) or (vi) any other relevant Governmental Authority that imposes, administers or enforces economic or financial sanctions or trade embargoes.
“Security Deposits” has, with respect to any Asset, the meaning given to such term or any analogous term in the Lease of such Asset.
“Seller” or “Sellers” is defined in the Preamble.
“Seller Closing Conditions” means the conditions precedent in favor of Seller set out in Schedule 4 Part 2.
“Seller Fundamental Representations and Warranties” means those representations and warranties set forth in paragraphs 1 (Capacity and Authority), 2 (Sale Interests), 3 (Asset Owning Companies), 4 (Insolvency, Winding Up, etc.), sub-paragraphs 6.4, 6.5 only of Paragraph 6 (Aircraft and Leases) and 18 (Brokerage) of Schedule 5.
“Seller Indemnitees” is defined in Section 8.1.
“Seller Representations and Warranties” means the representations and warranties set forth in Schedule 5.
“Share Transfer Form” means the instrument of transfer in the agreed form for the transfer of the Cayman Sale Interests from the Cayman Seller to the Purchaser.
“Spare Engine” means each Engine listed in Schedule 1-B, including (i) the Spare Engine Parts installed thereon (to the extent title is vested in the Spare Engine), (ii) the Neutral

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QEC, in respect of the CFM and RB211 engines, and the EBU, in respect of the V2500 engines, and (iii) any transportation stand and MVP bags, in each case, as set forth on Schedule 1-B.
“Spare Engine Lease” means, with respect to each Spare Engine, the Lease Agreement, if any, listed in Schedule 1-B.
“Spare Engine Parts” means, with respect to each Spare Engine, the “Parts” as defined in the Spare Engine Lease of such Spare Engine (or, if such Spare Engine is not subject to a Spare Engine Lease on the date of this Agreement, a substantially equivalent meaning ascribed to such term in the Leases generally).
“Spare Engine Owning Company” means each of the companies listed as an “Owner” in Schedule 1-B.
“Subsidiary” means, with respect to any Person, any other Person that is Controlled by such first Person. For purposes of this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person through the ownership of voting securities, by contract or otherwise.
“Target Company” means each of the U.S. Company, the Cayman Company and their Subsidiaries but excluding the Disposal Entities and the Dormant Entity, in each case, solely if such entity has been disposed of prior to the Closing pursuant to and in accordance with the Anticipated Transactions set forth on Schedule 7 (collectively the “Target Companies”).
“Taxes” means any form of tax, duty, charge, contribution, withholding, impost, rate, levy or other imposition whenever and by whatever authority imposed, whether of Ireland or elsewhere, including, without limitation, income tax, corporation tax, advance corporation tax, capital gains tax, capital transfer tax, inheritance tax, development land tax, sales or use tax, property tax, value added tax, customs duties, export or import tax, excise duties, rates, council tax, stamp duty, stamp duty reserve tax, stamp duty land tax, capital duty, national insurance and social security or other similar contributions, and any interest, penalty, fine or surcharge in connection with any such tax.
“Tax Authority” means any governmental, state or municipality or any local, state, federal or other authority, body or official anywhere in the world exercising a fiscal, revenue, customs or excise function (including, without limitation, the Office of the Irish Revenue Commissioners).
“Tax Leakage” has the meaning given in Section 3.1(a)(xi).
“Tax Holdback Amount” means $400,000.
“Tax Holdback Payment Date” has the meaning given in Section 3.3(b).
“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Tax Sharing Agreements” means all existing agreements (whether or not written) that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (excluding (i) any such agreement that addresses responsibility for Taxes in a customary and commercial manner and the primary purpose of which is other than the allocation or sharing of Tax liabilities and (ii) agreements among

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members of the same VAT group provided that the only members of such VAT group are Target Companies.
“TCA” means the Irish Taxes Consolidation Act of 1997.
“Third Party Claim” has the meaning given in Section 8.6(a).
“Third Party Debt” means, with respect to any Asset, the aggregate amount of Indebtedness outstanding with respect thereto, including amounts of principal and any accrued and unpaid interest and any amounts payable on termination of any swap or other hedging instrument relating to such Indebtedness (but excluding in the case of each Target Company Intra-Group Payables owed by such Target Company);
“Total Loss” has, with respect to any Asset, the meaning given to such term or any analogous term indicating a total loss of such Asset in the Lease of such Asset (or, to the extent any Asset is not subject to a Lease as of the date of this Agreement, substantially equivalent to the meaning ascribed to such term in the Leases generally);
“Transaction Documents” means, collectively:
(a)this Agreement;
(b)the Disclosure Letter;
(c)the Share Transfer Form;
(d)the Assignment Agreement;
(e)the Volofin Payoff Letter;
(f)the Volofin Release Documents;
(g)the Intercompany Release Documents;
(h)the Transition Services Agreement;
(i)the Escrow Agreement;
(j)termination agreements (in form and substance reasonably satisfactory to Purchaser) in respect of any of the servicing agreement between each Target Company and Asset Manager, in each case as servicer; and
(k)all other agreements, instruments, certificates or documents executed or required to be executed and delivered by any Party pursuant to this Agreement (each, a “Transaction Document”).
“Transfer Taxes” means all registration, documentary, stamp, stamp duty, and transfer taxes and duties or their equivalents, and all penalties, charges, costs and interest relating thereto, and shall include, without limitation, transfer taxes in the form of VAT, sales, use, consumption or similar Taxes.
“Transition Services Agreement” means a transition services agreement in the form attached hereto as Exhibit A.

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“TUPE” means the European Communities (Protection of Employees on Transfer of Undertakings) Regulations 2003 in Ireland.
“TWDV” means, with respect to an Aircraft or Engine, the tax written down value taking account of the original cost for Tax purposes and the capital allowances claimed at a particular date for such Aircraft or Engine.
“U.S. Company” is defined in the recitals.
“U.S. Sale Interests” is defined in the recitals.
“U.S. Seller” is defined in the recitals.
“VAT” means value added tax as provided for in Directive 2006/112/EC and any other Tax of a similar nature, whether introduced in a member state of the European Union in substitution for or in addition to such Tax, or elsewhere.
“Volofin Credit Agreement” means that certain Loan Agreement, dated as of December 22, 2021, by and among WNG II Aircraft Leasing 6 Limited, as borrower, Volofin Holdings DAC, as facility agent and security trustee, Volofin Capital Management Ltd, as arranger, and the various lenders named therein.
“Volofin Security Documents” means collectively, (i) that certain Aircraft Security Agreement, dated as of December 22, 2021, by and between WNG II Aircraft Leasing 6 Limited, as mortgagor, and Volofin Holdings DAC as security trustee and mortgagee in respect of two Airbus Model A-321-200 Aircraft on lease to Air Canada, (ii) that certain Share Mortgage, dated as of December 22, 2021, in respect of Shares held in WNG II Aircraft Leasing 6 Limited, by and between WNG II Aircraft Leasing 6 Limited, as mortgagor, and Volofin Holdings DAC, as security trustee, (iii) that certain Security Agreement Supplement regarding MSN 1772, dated as of December 30, 2021, by WNG II Aircraft Leasing 6 Limited to Volofin Holdings DAC, as security trustee, and (iv) that certain Security Agreement Supplement regarding MSN 1783, dated as of December 30, 2021, by WNG II Aircraft Leasing 6 Limited to Volofin Holdings DAC, as security trustee.
“Volofin Payoff Letter” means a payoff letter, in form and substance reasonably satisfactory to the Purchaser, executed by the applicable lenders or other obliges (or their agent) providing for the satisfaction and discharge of all amounts due under (including principal of, interest on, premium, if any, and any expenses, break fees or other amounts owing in respect of) (the “Payoff Amount”), and the termination of all obligations (including the release of all Encumbrances and termination of all applicable loan documents) with respect to all Indebtedness outstanding under the Volofin Credit Agreement.
“Volofin Release Documents” means the documents, instruments, agreements, notices and forms required to release all Encumbrances granted over or in respect of WNG II Aircraft Leasing 6 Limited or any other applicable Target Company or any of their respective assets in relation to the Volofin Credit Agreement and the Volofin Security Documents concurrently with the repayment of the Payoff Amount, in form and substance reasonably acceptable to the Purchaser.
“Willis Asset Expenses” means, with respect to an Asset (excluding the Removable Asset, if the Removable Asset has been removed from this Agreement prior to the Closing Date pursuant to Schedule 6), operating expenses paid by the Asset Owning Company of such Asset, in each case, solely to the extent incurred in respect of (a) insurance, (b) tax fees, (c) outside counsel legal fees and expenses, (d) third-party audit and accounting expenses, and (e) third-

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party technical expenses relating to the Assets other than the Assets (namely ESNs 888977 and 892392) that are leased to (i) as of the date hereof, MTU Maintenance Lease Services B.V., or (ii) as of December 31, 2025, ASL Aviation Holdings DAC (the “Willis Technical Expenses”), in each case of the foregoing clauses (a)-(e), to the extent incurred in the ordinary course of business and consistent with the type and quantum of similar expenses incurred during the twelve-month period ending on the Economic Closing Date and set forth in the Closing Purchase Price Calculation Statement. For the avoidance of doubt, Willis Asset Expenses shall in no event include any WNG Asset Expenses.
“WNG” means WNG Capital LLC.
“WNG Asset Expenses” means, with respect to an Asset, all operating expenses paid by the Asset Owning Company of such Asset, including, without limitation, servicing fees, director fees, administrative fees and back-office support, third-party technical expenses other than the Willis Technical Expenses, and other operating expenses (other than the expenses described in clauses (a)-(e) of the definition of Willis Asset Expenses).
Section 1.2.Interpretation. In this Agreement, a reference to:
(a)liability under, pursuant to or arising out of (or any analogous expression) any agreement, contract, deed or other instrument includes a reference to contingent liability under, pursuant to or arising out of (or any analogous expression) that agreement, contract, deed or other instrument;
(b)a document in the “agreed form” is a reference to a document in a form approved and for the purposes of identification initialed by or on behalf of each party;
(c)a statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time before the date of this Agreement and any subordinate legislation made under the statutory provision (as so modified or re-enacted) before the date of this Agreement; a “person” includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership, or employee representative body (whether or not having separate legal personality);
(d)a person includes a reference to that person’s legal personal representatives, successors and permitted assigns;
(e)a “party” includes a reference to that party’s successors and permitted assigns;
(f)a Section, clause, paragraph or schedule, unless the context otherwise requires, is a reference to a Section, clause, or paragraph of, or schedule to, this Agreement;
(g)the singular shall include the plural and vice versa; and reference to one gender include all genders;
(h)“costs” and/or “expenses” incurred by a person shall not include any amount in respect of VAT comprised in such costs or expenses for which either that person or, if relevant, any other member of the VAT group to which that person belongs is entitled to credit or repayment as input tax;
(i)The headings in this Agreement do not affect its interpretation and the word “Agreement” shall mean this Agreement as amended or supplemented.

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(j)References to US Dollars or US$ are references to the lawful currency from time to time of the United States.
(k)Any monetary sum to be taken into account for the purposes of any representation or warranty where that sum is expressed in a currency other than US Dollars shall be translated into US Dollars at the Exchange Rate applicable to the balance of all such amounts as are expressed in a currency other than US Dollars on the day immediately preceding the date of this Agreement (or, if such day is not a Business Day, on the Business Day immediately preceding such day).
(l)A reference in Schedule 5 to “so far as the Seller is aware” (or other similar references to the Seller’s awareness) means the actual knowledge, after reasonable inquiry, of the individuals set forth on the list contained in file 3.22 of the applicable Data Room.
(m)A reference to “so far as the Purchaser is aware” (or other similar references to the Purchaser’s awareness) means the actual knowledge, after reasonable inquiry, of each of Clif Dameron and Pascal Picano.
(n)Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
(o)The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole.
(p)References to a Cayman Islands exempted limited partnership taking any action, having any power or authority or owning, holding or dealing with any assets are to such exempted limited partnership acting through its general partner(s).
Article II

SALE AND PURCHASE OF THE SALE INTERESTS
Section 2.1.Sale and Purchase of the Sale Interests.
(a)Upon and subject to the terms and conditions of this Agreement, at Closing, (i) the Cayman Seller shall sell and transfer (A) its entire legal and beneficial interest in and to the Sale Interests, and (B) the benefit of all rights attached or accruing to the Sale Interests including, without limitation, all of Seller’s right, title and interest in and to the profits, capital, surplus, assets, allocations and distributions, while the Cayman Company is in existence and upon any dissolution or liquidation of the Cayman Company (in each case from and after the Closing Date), if any shall occur, to the Purchaser, in each case free and clear of all Encumbrances and with the benefit of all rights attached or accruing thereto, and (ii) the U.S. Seller shall sell, assign, transfer and convey to the Purchaser (or the Purchaser’s Designee), and the Purchaser shall purchase and acquire from the U.S. Seller, all of the U.S. Seller’s right, title and interest in and to the U.S. Sale Interests, free and clear of all Encumbrances.
(b)The base combined consideration for the transfer of the Sale Interests at Closing shall be Three Hundred Seventy Ninety Million Three Hundred Thousand Dollars $379,300,000 (the “Base Purchase Price”).
(c)The amount of the Base Purchase Price allocable to each Asset (each an “Allocated Consideration Amount”) is the amount set out opposite the Manufacturer’s Serial Number for the relevant Asset in Column (5) of Schedule 1.
(d)At Closing, the Base Purchase Price shall be adjusted by:

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(i)Reducing the Base Purchase Price by (x) the Allocated Consideration Amount allocable to (a) any Asset that has suffered a Total Loss prior to the Closing Date and (b), if the Removable Asset has been removed from this Agreement prior to the Closing Date pursuant to Schedule 6, the Removable Asset and (y) in respect of any Asset (other than the Removable Asset) that has been removed from this Agreement, sold or otherwise disposed of prior to Closing (if any), the greater of (a) the Allocated Consideration Amount allocable to such Asset and (b) the purchase price payable pursuant to a third party sale agreement for such Asset;
(ii)adding an amount equal to the Base Purchase Price as adjusted under clause (i) multiplied by the Adjustment Rate for the Adjustment Period;
(iii)deducting an amount equal to the aggregate amount of Net Rent for all Asset Owning Companies paid from, but excluding, the Economic Closing Date to and including the Closing Date;
(iv)deducting an amount equal to the sum of (x) the Maintenance Reserve Balance plus (y) an amount equal to the difference of (A) the aggregate amount of Maintenance Reserve Payments paid by or on behalf of the Lessees under the Leases minus (B) the aggregate amount of Maintenance Reserve Expenses and Maintenance Expenses paid by the Asset Owning Companies, in each case with respect to all Asset Owning Companies from, but excluding, the Economic Closing Date to and including the Closing Date;
(v)deducting an amount equal to the Other Revenues with respect to all Asset Owning Companies;
(vi)deducting an amount equal to Closing Leakage (if any);
(vii)if the Removable Asset has not been removed from this Agreement prior to the Closing Date pursuant to Schedule 6, deducting an aggregate amount equal to (a) the deposit received by the applicable Target Company, the Sellers or an Affiliate of the Sellers in respect of such Removable Asset plus (b) an amount equal to the difference, if positive, between (x) the Allocated Consideration Amount for the Removable Asset, as adjusted by the foregoing clauses (ii)-(vi) in respect of or otherwise allocable to such Removable Asset less (y) the agreed purchase price for the Removable Asset with any third-party buyer;
(viii)deducting an amount equal to the aggregate amount of cash security deposits accrued as of the Economic Closing Date or paid by or on behalf of the Lessees under the Leases from, but excluding, the Economic Closing Date to and including the Closing Date;
(ix)deducting an amount equal to the Agreed Adjustment Amount;
(x)deducting an amount equal to the Agreed RWI Amount;
(xi)deducting an amount (which shall not be less than $0) equal to $2,900,000 minus an amount equal to the sum of (x) the product of $200,000 multiplied by the number of Business Days up to a maximum of five Business Days after, and not including, the Inside Date, or if later, the date on which Step 2 of Section 4.2 of Schedule 7 is completed, until, and including, the Closing Date, plus (y) if the Closing Date has not occurred by the end of such five Business Day period, the product of (A) a fraction equal to $300,000 divided by the number of Business Days remaining between such date and

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the Final Closing Date, and (B) the number of Business Days between such date and the Closing Date, and
(xii)adding an amount equal to the aggregate amount of Net Rent for all Asset Owning Companies actually received after the Cash Sweep Date (as defined below) and prior to the Closing and that is held in cash by a Target Company and has not been distributed by such Asset Owning Companies to the Sellers or their respective Affiliates (excluding the Target Companies); provided that the Sellers shall have caused all Net Rent held by the Target Companies as of five (5) Business Days prior to the Closing Date (the “Cash Sweep Date”) to be distributed to the Sellers or their Affiliates (other than the Target Companies) prior to the Closing in accordance with the relevant steps set forth on Schedule 7.
The Base Purchase Price as adjusted by the foregoing clauses (i)-(xii), the “Adjusted Purchase Price”, and as further adjusted pursuant to the post-closing purchase price adjustment set forth in Section 2.10, the “Purchase Price”.
Section 2.2.Payment.
(a)At the Closing, the Purchaser shall pay, or cause to be paid, (i) to Sellers an amount equal to the Adjusted Purchase Price less the Deposit less the Holdback Amount less the Payoff Amount plus the Pre-Paid Vendor Costs (the “Closing Purchase Price”), by wire transfer of immediately available funds to an account specified in writing by the Sellers no later than three (3) Business Days prior to the Closing and (ii) on behalf of the borrower Target Companies specified in the Volofin Payoff Letter, the Payoff Amount to the applicable lender(s), as specified in the Volofin Payoff Letter and in accordance with the steps described in Schedule 7 in respect of such Payoff Amount. The Closing Purchase Price shall be allocated between, and paid by wire transfer of immediately available funds to, the respective accounts specified in writing by each of the Cayman Seller and the U.S. Seller, with the allocation of such payments to be determined and provided by the Sellers in writing no later than three (3) Business Days prior to Closing.
(b)No later than seven (7) Business Days prior to the anticipated Closing Date, the Sellers shall deliver to the Purchaser a written statement (the “Closing Purchase Price Calculation Statement”) setting forth the Sellers’ good faith estimate, in reasonable detail, of the Adjusted Purchase Price and each component thereof, determined in each case in accordance with the accounting principles, methodologies, practices and procedures used to prepare the illustrative example calculation of the Adjusted Purchase Price set forth on Schedule 3 (the “Example Purchase Price Calculation”). Sellers’ shall provide the Purchaser with reasonable access (during normal business hours and upon reasonable prior notice) to Sellers’ workpapers (subject to mutually agreeable release letters) and to the preparers of the Closing Purchase Price Calculation Statement and to the books and records on which the Closing Purchase Price Calculation Statement is based, in each case, to the extent reasonably necessary to review the calculations set forth in the Closing Purchase Price Calculation Statement and as reasonably requested by the Purchaser. The Sellers shall consider in good faith any revisions proposed by the Purchaser to the calculations set forth in the Closing Purchase Price Calculation Statement, and to the extent the Sellers agree to any such revisions, the Closing Purchase Price Calculation Statement shall be modified to reflect such revisions; provided, that the Closing shall not be delayed as a result of any unresolved comments or changes to the Closing Purchase Price Calculation Statement requested by the Purchaser. The Sellers’ determination of Leakage set forth in the Closing Purchase Price Calculation Statement (the “Closing Leakage”) shall be without prejudice to the right of the Purchaser in respect of Holdback Leakage to the extent it disputes the Sellers’ determination of the amount of Closing Leakage (but without duplication of

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any adjustments to the Purchase Price resulting from adjustments to Closing Leakage pursuant to Section 2.10).
Section 2.3.Closing.
(a)Closing will take place on the later to occur of (i) the seventh Business Day following the date on which the Closing Conditions are satisfied or waived by Sellers or Purchaser, as applicable, and (ii) August 24, 2026 (the “Inside Date”) (but subject to the satisfaction or waiver by the applicable Party of the Closing Conditions on such date) or on such other date and time as may be mutually agreed by the Parties in writing (“Closing”).
(b)At Closing, the Purchaser’s obligation to buy the Sale Interests shall be subject to the satisfaction of, or waiver by the Purchaser of, the Purchaser Closing Conditions (in form and substance satisfactory to the Purchaser), on or prior to the Closing Date.
(c)At Closing, the Sellers’ obligation to sell the Sale Interests shall be subject to the satisfaction of, or waiver by the Sellers of, the Seller Closing Conditions, on or prior to the Closing Date.
(d)At or prior to Closing, the Cayman Seller shall procure that a meeting of the board of directors of the Cayman Company is held (or written resolutions of the directors are passed) at which the transfer of the Cayman Sale Interests to the Purchaser and, the registration of the Purchaser as the holder of the Cayman Sale Interests in the register of members of the Cayman Company are approved.
Section 2.4.Deposit.
(a)The Purchaser Parent Guarantor and WNG have entered into the Escrow Agreement with the Escrow Agent, pursuant to which the Purchaser Parent Guarantor has deposited with the Escrow Agent a deposit of Ten Million Dollars ($10,000,000) for the Purchaser’s acquisition of the Sale Interests (the “Deposit”).
(b)The Deposit shall be treated as an advance against amounts owed from the Purchaser to the Sellers at the Closing. At the Closing, an aggregate amount equal to the Deposit shall be applied against the Purchase Price, and the Purchaser shall direct the Purchaser Parent Guarantor, and the Sellers shall direct WNG, to jointly instruct the Escrow Agent to release the Deposit to the Sellers in accordance with the terms of the Escrow Agreement.
Section 2.5.Termination.
This Agreement may be terminated at any time prior to the Closing only as follows:
(a)by the mutual written consent of the Purchaser and the Sellers:
(b)by the Purchaser, on the one hand, or by the Sellers, on the other hand, by written notice to the other Parties, if Closing has not occurred on or before 11:59 p.m., New York time, on the Final Closing Date, provided that such Party (being, with respect to the Purchaser, the Purchaser, and with respect to the Sellers, any Seller) is not in breach of its obligations hereunder before the Final Closing Date;
(c)by the Purchaser if there is a material breach or inaccuracy of, or failure to comply with, any representation, warranty, covenant or agreement of the Sellers or the Target Companies set forth in this Agreement, in each case that would reasonably be expected to result in the failure of any of the Purchaser Closing Conditions to be satisfied and is not curable, or if curable, is not curable within 30 days after written notice of such breach is given to the Seller by the Purchaser; or

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(d)by the Sellers if there is a material breach or inaccuracy of, or failure to comply with, any representation, warranty, covenant or agreement of the Purchaser set forth in this Agreement, in each case that would reasonably be expected to result in the failure of any of the Seller Closing Conditions to be satisfied and is not curable, or if curable, is not curable within 30 days after written notice of such breach is given to the Purchaser by the Sellers.
Section 2.6.Consequence of Termination.
(a)Except as set forth in this Section 2.6, if this Agreement is terminated pursuant to and in accordance with Section 2.5, then there will be no Liability on the part of any Party or any other Person in respect of this Agreement; provided that such termination shall not relieve any Party from any Liability for fraud or for any willful or intentional breach of this Agreement prior to such termination.
(b)If this Agreement is terminated pursuant to Section 2.5(a), Section 2.5(b) or Section 2.5(c), then the Purchaser shall direct the Purchaser Parent Guarantor, and the Sellers shall direct WNG, to jointly instruct the Escrow Agent to disburse and release the Deposit to the Purchaser by wire transfer of immediately available funds to such account(s) specified by the Purchaser in writing. The Deposit shall be released to the Purchaser promptly and in any event within five (5) Business Days after such termination.
(c)If this Agreement is terminated pursuant to Section 2.5(d), the Purchaser shall direct the Purchaser Parent Guarantor, and the Sellers shall direct WNG, to jointly instruct the Escrow Agent to disburse and release the Deposit to the Sellers by wire transfer of immediately available funds to such account(s) specified by the applicable Seller in writing. The Deposit shall be released to the applicable Seller promptly and in any event within five (5) Business Days after such termination.
Section 2.7.Payment following a Total Loss in advance of Closing. If a Total Loss of any Asset occurs prior to the Closing Date, such Asset is not purchased by Purchaser and the Purchaser or any Target Company receives insurance proceeds following the Closing in respect of an insurance claim relating to such Total Loss, the Purchaser shall and shall cause the Target Companies to, promptly endorse, assign and/or remit to the Sellers an amount equal to (i) any insurance proceeds less (ii) any costs of collection and other reasonable out-of-pocket costs and expenses incurred by the Purchaser or any Target Company as a result of such insurance claim relating to such Total Loss (such net insurance proceeds, the “Net Insurance Proceeds”), provided that the Purchaser shall not be obligated to remit Net Insurance Proceeds in excess of the Allocated Consideration Amount allocable to the applicable Asset that suffered a Total Loss. The Purchaser shall take all actions reasonably requested by the Sellers to facilitate the payment of the Net Insurance Proceeds to the Sellers promptly upon receipt of such insurance proceeds.
Section 2.8.Withholding. The Purchaser, the Purchaser Parent Guarantor and the Target Companies (as applicable) shall be entitled to deduct and withhold from the amounts payable under this Agreement such amounts as may be required to be deducted and withheld under any applicable Tax Laws. To the extent that amounts are so deducted and withheld by the Purchaser, the Purchaser Parent Guarantor or any Target Company, such deducted and withheld amounts (a) shall be remitted by the Purchaser, the Purchaser Parent Guarantor or such Target Company (as applicable) to the applicable Governmental Entity within the time and in the manner required by applicable Law and (b) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Purchaser and the Purchaser Parent Guarantor represent that, under applicable Tax Laws as in effect on the date hereof, assuming each Seller delivers a properly completed IRS Form W-9 or applicable IRS Form W-8, as applicable, of such Seller (or, if such Seller is a disregarded entity for U.S. federal income tax purposes, its sole regarded owner) to the Purchaser prior to or at the Closing, neither the Purchaser nor the Purchaser Parent Guarantor is required to make any

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such withholdings or deductions from the Purchase Price payable to the Sellers under this Agreement.
Section 2.9.Transfer Taxes. All Transfer Taxes related to the conveyance and transfer pursuant to this Agreement of the Sale Interests and the rights attached or accruing thereto shall be borne 50% by the Purchaser and 50% by the Sellers. Any Tax Return required by applicable Law to be filed with respect to any such Transfer Taxes will be prepared and timely filed by the party legally responsible therefor. To the extent required by applicable Law, the non-filing party will execute, and (to the extent relevant) will cause its Affiliates to join in the execution of, any such Tax Return; provided that such non-filing party has been given the reasonable opportunity to review and comment on such Tax Return. Neither Party shall execute any transfer document in, or bring any transfer document into, the Cayman Islands, and any Party that does so shall be solely responsible for any Taxes arising as a result thereof.
Section 2.10.Post-Closing Purchase Price Adjustment.
(a)No later than the date that is the later to occur of (i) 60 days after the Closing Date and (ii) 10 Business Days after the finalization of the audited financials of the Target Companies for the year ended 2025,the Purchaser shall prepare and deliver, or cause to be prepared and delivered, to the Sellers, a written statement (the “Post-Closing Statement”) setting forth the Purchaser’s good faith determination, in reasonable detail, of the estimated adjustment, if any, to the Adjusted Purchase Price taking into account any component of clause 2.1(d)(i) through (xi) (without double counting), determined in each case in accordance with the accounting principles, methodologies, practices and procedures used to prepare the Example Purchase Price Calculation, that arose during the Adjustment Period that results in a direct impact on the Purchase Price paid at Closing (such amount the “Estimated True-up Amount”). The Purchaser shall provide Sellers reasonable access during normal business hours and upon reasonable advance written notice to the Purchaser and to the Purchaser’s and the Target Companies’ books and records as may be reasonably requested by the Sellers for purposes of, and solely to the extent relevant to, Sellers’ review of the Post-Closing Statement.
(b)The Post-Closing Statement and all items set forth therein shall become final and binding on the Parties on the earlier of (i) the day immediately after the expiration of the 30-day period after the Sellers’ receipt thereof and (ii) the date Sellers notify the Purchaser in writing of its acceptance of the calculation of the Post-Closing Statement (the “Final Settlement Date”), unless the Sellers’ deliver written notice to the Purchaser disputing any item set forth on the Closing Statement prior to such date (such notice, a “Dispute Statement,” and each such item, a “Disputed Item”). The Dispute Statement shall specify, in reasonable detail, the nature of any such disagreement, including Sellers’ own determination of the calculation of each item with which it disagrees and the Purchase Price resulting therefrom. If the Sellers deliver a Dispute Statement pursuant to and in accordance with this Section 2.10, then the Purchaser and Sellers shall negotiate in good faith a resolution of all Disputed Items during the 30 days following the date of delivery of the Dispute Statement, and the Final Settlement Date shall instead be the earlier of (A) the date on which the Parties agree in writing to a resolution with respect to all Disputed Items and (B) the date on which the Independent Firm issues its final determination pursuant to and in accordance with this Section 2.10. Promptly following the expiration of such 30-day period, and in any event no later than ten (10) Business Days thereafter, the Purchaser or the Sellers may submit the remaining Disputed Items to an internationally recognized firm of independent certified public accounting, consulting or professional services (in each case, with significant dispute resolution experience related to the purchase price adjustment disputes) that is mutually agreed between the Purchaser and the Sellers (the “Independent Firm”) within such ten (10)-Business Day period (or, in the absence of agreement between the Sellers and the Purchaser by the close of business on such tenth (10th) Business Day, as selected by the New York, New York office of the American Arbitration Association). The Purchaser and the Sellers shall instruct the Independent Firm to (1) act as an expert and not an arbitrator, (2) render a determination of all remaining Disputed Items, which shall (x) include a written statement of findings and conclusions, including a written explanation

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of its reasoning with respect to such findings and conclusions and (y) absent manifest error or fraud, be final and binding on the Parties and (3) prepare a definitive Post-Closing Statement setting forth a definitive adjustment (if any) to the Estimated True-Up Amount, taking into account its determination with respect to the Disputed Items submitted to it and any other Disputed Items previously resolved in writing by the Parties. The Purchaser and the Sellers shall instruct the Independent Firm (I) to render its determination as soon as practicable and in any event within thirty (30) days after the submission of the Disputed Items to it pursuant to and in accordance with this Section 2.10 and only with respect to the Disputed Items submitted to it; provided that, to the extent that the determination of any remaining Disputed Items affects the determination of any other item set forth in the Post-Closing Statement, such effect may be taken into account by the Independent Firm, (II) to base its determination solely on information provided to it by the Purchaser and the Sellers and (III) not to assign a value to any item more favorable to the Purchaser than the amount of such item reflected in the Post-Closing Statement prepared by the Purchaser, on the one hand, or more favorable to the Sellers than the amount of such item reflected in the Dispute Statement delivered by the Sellers, on the other hand. No ex parte conferences, oral examinations, testimony, depositions, discovery or other form of evidence gathering or hearings shall be conducted or allowed with the Independent Firm in connection with the resolution of the dispute items. The final and binding amount of each adjustment (if any) to the Estimated True-Up Amount shall be deemed to be the amounts agreed to by the Sellers and the Purchaser in writing, or as resolved by the Independent Firm’s final determination hereunder, as the case may be. All fees and expenses of the Independent Firm pursuant to its engagement by the Sellers and the Purchaser to make its determination with respect to such dispute shall be borne by the Purchaser, on the one hand, and the Sellers, on the other hand, in the same proportion as the aggregate amount of the items specified in the Dispute Statement that are unsuccessfully disputed by each Party (as determined by the Independent Firm) bears to the total amount of the items specified in the Dispute Statement submitted to the Independent Firm. For example, if the total amount of the Disputed Items is $1,000 (all of which is submitted to the Independent Firm for resolution) and the aggregate amount of the Disputed Items resolved by the Independent Firm in favor of the Sellers is $600, then the Purchaser shall bear 60% of the fees and expenses of the Independent Firm, and the Sellers shall bear 40% of the fees and expenses of the Independent Firm.
(c)If the Estimate True-Up Amount indicates that an adjustment is required to be made to the Adjusted Purchase Price to correct a shortfall owed to the Sellers of the Purchase Price, then, on or before the fifth (5th) Business Day after the Final Settlement Date, the Purchaser shall pay to the Sellers, an aggregate amount in cash equal to the shortfall amount, by wire transfer of immediately available funds to such account(s) specified by the Sellers to the Purchaser in writing at least three (3) Business Days prior to such payment date. If the Estimated True-Up Amount indicates that an adjustment is required to be made to the Adjusted Purchase Price to correct an overpayment by the Purchaser of the Purchase Price, then, on or before the fifth (5th) Business Day after the Final Settlement Date, the Sellers shall pay to the Purchaser, an aggregate amount in cash equal to the excess amount, by wire transfer of immediately available funds to such account(s) specified by the Purchaser to the Sellers in writing at least three (3) Business Days prior to such payment date.
(d)All payments made pursuant to this 2.10 shall be treated as adjustments to the Purchase Price for all Tax purposes, unless otherwise required by applicable Law.

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Article III

LOCKED BOX
Section 3.1.Locked Box.
(a)For purposes of this Agreement, the occurrence of any of the following during the Adjustment Period shall constitute “Leakage”:
(i)any dividend, bonus or other distribution of profits or assets declared, authorized, paid or made by any of the Target Companies to or for the benefit of the Sellers or any of their respective Affiliates (excluding any Target Company);
(ii)any redemption, repurchase, repayment or return (whether by reduction of capital, purchase of shares or otherwise) of share capital of any of the Target Companies to or for the benefit of, or that has resulted or will result in a payment to or an agreement or obligation to make a payment to, the Sellers or their respective Affiliates (excluding any Target Company);
(iii)any transfer, divestiture or surrender of Assets by any of the Target Companies to the Sellers or their respective Affiliates (excluding any Target Company);
(iv)any amendment to any service agreement in respect of any Asset or the Target Companies that increases the obligations of the Target Companies;
(v)any assumption or incurrence of Liabilities (or any guarantee, indemnity or other similar security given in respect thereof) by any of the Target Companies for the benefit of the Sellers or their respective Affiliates (excluding any Target Company), in each case to the extent not settled or discharged in full in accordance with this Agreement on or before the Closing without resulting in any other Leakage;
(vi)any waiver, release or forgiveness of Liabilities owed by the Sellers or their respective Affiliates to any Target Company;
(vii)any Encumbrance provided in respect of, or created over, any of the assets of any of its Target Companies in favor of or for the benefit of the Sellers or any of their respective Affiliates (excluding any Target Company);
(viii)any costs, commissions, bonuses, incentive payments, fees or expenses of the Sellers or any of their respective Affiliates (excluding any Target Company) relating to the sale of the Sale Interests (to any person), or to the other transactions contemplated by this Agreement (including any professional advisers’ fees and any transaction or sale bonuses or other payments payable as a result of the consummation of the sale of the Sale Interests (to any person)), in each case, that are paid or incurred by or on behalf of any of the Target Companies to or on behalf of the Sellers or any of their respective Affiliates (excluding any Target Company);
(ix)any management, advisory, monitoring or servicing fees paid to the Sellers or their Affiliates (including the Asset Manager) in excess of amounts payable under the existing agreements at rates prevailing as of the Economic Closing Date;
(x)any costs or expenses relating to the employment of, or any retention or incentive arrangement with, any current or former employee, officer,

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director, individual consultant or worker engaged in the Business, that are paid or incurred by or on behalf of any of the Target Companies;
(xi)any Tax liabilities of any Target Company resulting from or attributable to the transfer of the Removable Asset, disposal transactions or any other Anticipated Transactions (the “Tax Leakage”), provided that the amount of Leakage determined pursuant to this Section 3.1(a)(xi) shall not exceed the Tax Holdback Amount;
(xii)any agreement or commitment to do or give effect to any of the things set out in clauses (i) through (xi) (inclusive) above; and
(xiii)any other payment or transfer of value (whether in cash or in-kind) from any Target Company to or for the benefit of the Sellers or any of their respective Affiliates (excluding any Target Company).
Section 3.2.Holdback Leakage Statement. By no later than seven (7) Business Days prior to the Holdback Payment Date, the Purchaser shall deliver to the Sellers a statement (the “Holdback Leakage Statement”) setting out in reasonable detail its determination of the Holdback Leakage Adjustment. For purposes hereof, “Holdback Leakage Adjustment” shall mean an amount equal to:
(a)the value of all Leakage (other than Closing Leakage) suffered or incurred by the Target Companies during the Adjustment Period (the “Holdback Leakage”); plus
(b)(provided that there shall be no double counting in respect of amounts of Holdback Leakage determined in clause (a)) the amount of any increased Tax liability of any of the Target Companies to the extent arising as a result of such Holdback Leakage minus the amount of any decreased Tax liability of any of the Target Companies in the taxable year in which the Closing occurs to the extent arising as a result of such Holdback Leakage; plus
(c)an amount equal to the product of (i) the value of such Holdback Leakage multiplied by (ii) the Adjustment Rate multiplied by (iii) a fraction, the numerator of which is the number of calendar days from the date such Holdback Leakage occurred until the Holdback Payment Date, and the denominator of which is 360.
Section 3.3.Holdback Payment.
(a)On the date that is nine months following the Closing Date (the “Holdback Payment Date”) the Purchaser shall pay to the Sellers, by wire transfer of immediately available funds to one or more account(s) designated in writing by the Sellers no later than three (3) Business Days prior to the Holdback Payment Date, an amount equal to the Holdback Amount less the Holdback Leakage Adjustment less the Tax Holdback Amount.
(b)No later than seven (7) Business Days following the filing by the Purchaser or any Target Company of the last Disposal Tax Return pursuant to and in accordance with Section 6.6 (the “Tax Holdback Payment Date”), the Purchaser shall pay to the Sellers, by wire transfer of immediately available funds to one or more account(s) designated in writing by the Sellers no later than three (3) Business Days prior to the Tax Holdback Payment Date, an amount equal to (i) the Remaining Leakage Holdback Amount less (ii) the aggregate amount of Tax Leakage shown as due on the Disposal Tax Returns, provided that the Purchaser’s payment obligations pursuant to this Section 3.3(b) shall in no event exceed the Tax Holdback Amount.
Section 3.4.Holdback Leakage Dispute.
(a)The Holdback Leakage Statement and all items set forth therein shall be deemed final and binding on the Parties on the date that is the earlier of (i) the day immediately

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after the expiration of the 30-day period after the Sellers’ receipt thereof and (ii) the date the Sellers notify the Purchaser in writing of its acceptance of the calculation of the Holdback Leakage Adjustment, unless the Sellers deliver written notice of an objection to all or any portion of Purchaser’s determination of the Holdback Leakage Adjustment in the Holdback Leakage Statement prior to such date (such notice, a “Holdback Leakage Dispute Statement”, and such dispute, a “Holdback Leakage Dispute”). The Holdback Leakage Dispute Statement shall specify, in reasonable detail, the nature of any such disagreement, including the Sellers’ own determination of the calculation of each item with which it disagrees and the Holdback Leakage Adjustment resulting therefrom. If the Sellers timely deliver a Holdback Leakage Dispute Statement pursuant to and in accordance with this Section 3.4(a), the Parties shall follow the dispute resolution procedures set forth in Section 2.10(c), which shall apply to the resolution of such Holdback Leakage Dispute and determination of the final Holdback Leakage Adjustment mutatis mutandis.
(b)The Holdback Leakage Adjustment, as deemed final pursuant to Section 3.4(a)(i), agreed in writing by Sellers pursuant to Section 3.4(a)(ii) or, in the case of a Holdback Leakage Dispute, finally determined pursuant to Section 3.4(a) and the procedures set forth in Section 2.10(c) (applied mutatis mutandis for purposes of Section 3.4(a)), shall be referred to as the “Final Holdback Leakage Adjustment”, and the date on which the Holdback Leakage Statement is deemed final, agreed in writing by Sellers or finally determined pursuant to Section 3.4(a) shall be referred to as the “Final Holdback Settlement Date”).
(c)Within five (5) Business Days of the Final Holdback Settlement Date, if
(i)the Final Holdback Leakage Adjustment less the Tax Holdback Amount is less than the Holdback Leakage Adjustment set forth in the Holdback Leakage Statement, then the Purchaser shall pay the amount of such difference to the Sellers;
(ii)the Final Holdback Leakage Adjustment is equal to the Holdback Leakage Adjustment set forth in the Holdback Leakage Statement, then neither party shall owe any further amount in respect thereof; and
(iii)the Final Holdback Leakage Adjustment is greater than the Holdback Leakage Adjustment set forth in the Holdback Leakage Statement, then the Sellers shall pay the amount of such difference to the Purchaser (provided that for purposes of calculating the Final Leakage Holdback Adjustment under this Section 3.4(c)(iii), the Adjustment Rate contemplated by Section 3.2(c) shall be applied through the date of payment by the Sellers of the amount required by Section 3.4(c)(iii) instead of the Holdback Payment Date); provided further that in no event shall the Sellers’ aggregate payment obligations pursuant to this Section 3.4(c)(iii), together with any portion of the Holdback Amount retained by the Purchaser pursuant to Section 3.3, exceed, in the aggregate, the Holdback Amount.
Article IV

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLERS
Section 4.1.Representations and Warranties. Each Seller represents and warrants, severally and not jointly, to the Purchaser in the terms set out in Schedule 5 (Sellers’ Warranties) as of the date of this Agreement and as of the Closing Date (except for Seller Representations and Warranties made as of a specified date, in which case, as of such specified date), except as set forth in the Disclosure Letter.
Section 4.2.[Intentionally Deleted.]

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Section 4.3.Pre-Closing Conduct. Between the date of this Agreement and the Closing, subject to applicable law and regulation and the terms of this Agreement (including the restrictions set forth in Schedule 6), the Sellers shall retain all rights to manage the Irish DACs, Assets and each Asset Owning Company in its sole reasonable discretion; provided that the Sellers shall exercise all rights available to them to ensure, and shall and shall cause the Target Companies to, conduct their business and manage the Assets in the ordinary course of business consistent with past practice and shall comply with the obligations set out in Part A of Schedule 6 (Pre-Closing Conduct). The provisions of this Section 4.3 shall not operate as to restrict or prevent any of the actions set out in Part B of Schedule 6 (Pre-Closing-Conduct).
Section 4.4.Efforts to Close.
(a)Each Party shall (and shall cause its respective Affiliates to) use reasonable commercial efforts to take (or cause to be taken) all actions necessary to consummate, as soon as practicable following the date of this Agreement (but no later than the Final Closing Date), the transactions contemplated by this Agreement and the other Transaction Agreements and cause each of the Closing Conditions to be satisfied.
(b)Each Party shall (and shall cause its respective Affiliates to) use its commercially reasonable efforts to obtain or make, and reasonably cooperate with the other Party in obtaining or making, all consents, approvals, authorizations, waiver, filings, registrations or notifications, from or with any Person necessary to consummate, as soon as practicable following the date of this Agreement (but prior to the Final Closing Date), the transactions contemplated by this Agreement and the other Transaction Documents; provided that, in no event shall any Party, any of their respective Affiliates, or any of their or their representatives be required to make any payment, engage in any litigation or assume any Liability or grant any other accommodation (financial or otherwise) not required to be paid, assumed or granted by the terms of an existing contract.
Section 4.5.Data Rooms. By no later than fifteen (15) Business Days following the date of this Agreement, Sellers shall deliver (or cause to be delivered) to Purchaser one or more USB drives containing copies of the documents contained in each of the Data Rooms.
Section 4.6.Payoff Letter. At least three (3) Business Days prior to the anticipated Closing Date, the Sellers shall deliver, or cause to be delivered, to the Purchaser true and complete copies of the Volofin Payoff Letter and the Volofin Release Documents in accordance with the steps set forth on Schedule 7.
Section 4.7.Anticipated Transactions; Affiliate Transactions.
(a)During the Interim Period but no later than immediately prior to the Closing, the Sellers shall, and shall cause the Target Companies to, consummate each of Anticipated Transactions in accordance with the steps set forth in Schedule 7. Each document to be executed by any of the Target Companies to effect the Anticipated Transactions (the “Reorganization Documents”) shall be in form and substance reasonably acceptable to the Purchaser and prior to executing (or permitting any Target Company to execute) any Reorganization Document, the Sellers shall provide the Purchaser reasonable opportunity to review and comment thereon. Prior to the Closing, the Sellers shall provide the Purchaser with copies of the executed Reorganization Documents effecting the applicable Anticipated Transaction to which any of the Target Companies is party.
(b)The Purchaser’s prior written consent shall be required for any change to the steps or the terms of the Anticipated Transactions set forth on Schedule 7. Without prejudice to the foregoing, the Sellers shall, and shall cause the Target Companies to, use commercially reasonable efforts to ensure that the Anticipated Transactions occur in a location and a manner that will not give rise to any material liability for or in respect of VAT or notarial, registration, stamp or transfer Taxes, fees or duties for the Purchaser or any Target Company.

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(c)To the extent not covered by the Anticipated Transactions, at or prior to the Closing, the Sellers shall have caused all Affiliate Transactions to be terminated, in each case, without any further force or effect following the Closing such that the Purchaser and the Target Companies, on the one hand, and the Sellers and their respective Affiliates (other than the Target Companies), on the other hand, do not have any further Liability to one another in respect thereof following the Closing. The Sellers shall deliver to the Purchaser at or prior to the Closing, customary supporting documentation evidencing satisfaction of the Sellers’ obligations under this Section 4.7(c).
(d)For the avoidance of doubt, the actions contemplated by this Section 4.7 shall not be prohibited by Section 3.1, so long as (i) such actions are in accordance with the steps set forth on Schedule 7 in respect of such Anticipated Transaction and (ii) any Leakage resulting therefrom is included by Sellers as Closing Leakage in the Closing Purchase Price Calculation Statement and taken into account in the determination of the Closing Purchase Price payable at Closing.
Section 4.8.Access. During the Interim Period, the Sellers shall provide the Purchaser, its Affiliates and its and their respective representatives (including any prospective or incoming servicer or asset manager and their respective representatives) (at the Purchaser’s sole cost and expense) with reasonable access during normal business hours and upon reasonable advance written notice to the properties, assets, operations, books and records, information, of the Target Companies, in each case, solely for a purpose reasonably related to the consummation of the transactions contemplated by this Agreement or any Transaction Document (including for preparing for the operation of the business of the Target Companies following Closing); provided, that such access does not unreasonably interfere with the normal operations of the Target Companies.
Section 4.9.Financing Cooperation; Financial Statements Cooperation.
(a)During the Interim Period, and only insofar as permitted by applicable law, the Sellers shall, and shall cause the Target Companies to, use commercially reasonable efforts to provide cooperation reasonably requested by the Purchaser in connection with any debt financing to be obtained in connection with the acquisition contemplated in this Agreement, including (a) making appropriate personnel reasonably available, furnishing customary financial and other information to the extent not provided in each of the Data Room, (b) providing assistance reasonably necessary to facilitate such financing (so long as it does not negatively impact the timeline of this transaction) and (c) providing all documentation and other information as is required by applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation (31 C.F.R. § 1010.230) to the extent reasonably requested by the Purchaser or Purchaser’s financing sources; provided that (i) such cooperation shall be at the Purchaser’s cost and expense, (ii) neither the Sellers nor any Target Company shall be required to incur any unreimbursed out-of-pocket costs or expenses (provided that such reimbursable out-of-costs and expenses shall be reasonable and documented), make any payments, assume any obligations or liabilities, provide any guarantees or credit support, or take any action that would conflict with their respective organizational documents or applicable law, (iii) such cooperation shall not unreasonably interfere with the business or operations of the Seller or the Target Companies, (iv) no Seller or Target Company shall be required to enter into or be bound by any agreement, certificate, opinion, pledge or other document that is not expressly contingent upon the Closing or becomes effective prior to the Closing, (v) no Target Company shall be required to provide any form of Financial Assistance (as such term is described in section 82 of the Irish Companies Act), and (vi) no Target Company shall, nor shall the directors of any Target Company be, required to carry out a Summary Approval Procedure (as described in Chapter 7 of Part 4 of the Irish Companies Act), in connection with the acquisition by the Purchaser of the Target Companies.

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(b)During the Interim Period, and only insofar as permitted by applicable law, the Sellers shall, and shall cause the Target Companies to, use commercially reasonable efforts to, at the expense of the Purchaser, provide all cooperation reasonably requested by the Purchaser, including using commercially reasonable efforts in respect of the following:
(i)causing its independent auditors to (A) provide drafts and executed versions of auditors consents and comfort letters with respect to financial information relating to the Target Companies and (B) provide assistance in the preparation of any pro forma financial statements and information required for purposes of the Purchaser’s regulatory compliance obligations;
(ii)furnishing the Purchaser with customary financial information relating to the Target Companies (including (A) audited consolidated historical financial statements of the Target Companies for each of the three (3) fiscal years ended at least ninety (90) days prior to the Closing Date and unaudited consolidated financial statements of the Target Companies for the most recent fiscal quarter (and the corresponding period from the prior fiscal year), (B) such financial statements and information that satisfy the requirements of Regulation S-X under the Securities Act, as such regulation applies to financial information included in a Registration Statement on Form S-1 registering non-convertible debt securities, with any quarterly statements subjected to review procedures characterized as Statement on Auditing Standards No. 100 procedures, (C) financial statements of the Target Companies reasonably requested by the Purchaser to enable it to prepare statements giving pro forma effect to Purchaser’s financing of the transactions contemplated by this Agreement or any other financing that satisfy the requirements of Regulation S-X under the Securities Act, as such regulation applies to financial information included in a Registration Statement on Form S-1 registering non-convertible debt securities and (D) information regarding the Target Companies as is customarily included in an offering memorandum for private placements under Rule 144A of the Securities Act), financial projections and other pertinent information relating to the Target Companies (all such information in this clause (ii) being referred to herein as the “Required Financial Information”);
(iii)providing the Purchaser with all such financial data, audit reports and other information reasonably requested by the Purchaser (to the extent not previously provided) in connection with the preparation by the Purchaser or its Affiliates of any statements, forms, schedules, reports or other documents filed or furnished with the U.S. Securities and Exchange Commission or any successor governmental entity or any other Governmental Entities as are required of the Purchaser or its Affiliates under applicable Law;
provided, that (w) such cooperation shall be at the Purchaser’s cost and expense, (v) neither the Sellers nor any Target Company shall be required to incur any unreimbursed costs or expenses (provided that such reimbursable out-of-costs and expenses shall be reasonable and documented), make any payments, assume any obligations or liabilities, provide any guarantees or credit support, or take any action that would conflict with their respective organizational documents or applicable law, (x) such cooperation shall not unreasonably interfere with the business or operations of the Seller or the Target Companies, (y) no Seller or Target Company shall be required to enter into or be bound by any agreement, certificate, opinion, pledge or other document that is not expressly contingent upon the Closing or becomes effective prior to the Closing, and (z) the Purchaser shall indemnify and hold harmless the Sellers and the Target Companies and their respective officers, directors, agents or representatives from and against any

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and all Losses suffered or incurred arising from the Required Financial Information prepared or delivered or the cooperation provided by the Sellers, the Target Companies and their respective officers, directors, agents or representatives pursuant to this Section 4.9(b), in each case, except to the extent suffered or incurred as a result of fraud, bad faith, gross negligence or willful misconduct by the Sellers or any Target Company or their respective officers, directors, agents or representatives.
Section 4.10.Lessee Cooperation.
(a)During the Interim Period, the Sellers shall, and shall cause the Target Companies to, use commercially reasonable efforts to provide cooperation reasonably requested by the Purchaser in connection with any affiliate transfer, assignment, novation or replacement of servicer to occur on or after the Closing (including any requested amendments to Leases pursuant to Schedule 4 made prior to Closing), including making appropriate personnel reasonably available, assisting with obtaining customary third‑party consents, and facilitating the preparation and execution at Closing of customary transfer documentation and related materials (noting that no transfer documents will interfere or impact the Closing contemplated under this Agreement); provided that (i) such cooperation shall be at the Purchaser’s cost and expense, (ii) neither the Sellers nor any Target Company shall be required to incur any unreimbursed costs or expenses, make any payment, assume any obligation or liability, provide guarantees or credit support, or take any action that would conflict with organizational documents or applicable law, (iii) such cooperation shall not unreasonably interfere with the business or operations of the Sellers or the Target Companies, and (iv) neither the Sellers nor any Target Company shall be required to enter into or be bound by any agreement or take any action that is not expressly contingent upon the Closing or becomes effective prior thereto.
Section 4.11.Cloudcards Cooperation. During the Interim Period, the Sellers shall use commercially reasonable efforts to assist the Purchaser, its Affiliates and its and their respective representatives in good faith as reasonably necessary to enter into an agreement, statement of work or other contract to permit Cloudcards or its representatives to migrate data related to the business of the Target Companies processed by Cloudcards from the Sellers’ environment to Purchaser’s or an Affiliate’s environment, including, if required, consenting to such migration; provided that any third party costs associated with such migration of data shall be at Purchaser’s costs and expense. To the extent that any such data to be migrated includes personal data, the Parties agree to cooperate in good faith to implement any processes or take such other steps as reasonably necessary to migrate such personal data to the Purchaser or its Affiliate in compliance with applicable Law. To the extent that Cloudcards provides not more than two named individuals employees of Willis Lease Finance Corporation access to the Sellers’ instance of Cloudcards during the Interim Period, the Sellers authorize and permit such access and use with respect to the business of the Target Companies in compliance with the provisions of this Agreement.
Section 4.12.Exclusivity; No Remarketing. Between the date of this Agreement and the earlier of the valid termination of this Agreement and the Closing, the Sellers shall not, and shall cause the Target Companies and their respective officers, directors, agents and other representatives not to, directly or indirectly, remarket any Asset or solicit, initiate, encourage or discuss, or enter into any contract with respect to, any offers for the sale of any Asset or any other transaction that would be an alternative, in whole or in part, to the transaction contemplated by this Agreement. The foregoing shall not prevent the Sellers from transferring or disposing any Removable Assets in accordance with this Agreement.
Section 4.13.TUPE.

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(a)The understanding and intention of the Parties is that the transactions contemplated by this Agreement (including any related termination of services contracts) does not give rise to the application of TUPE in respect of any Person.
(b)The Sellers undertake to the Purchaser to indemnify, and keep indemnified, and hold harmless the Purchaser for itself and as trustee and agent for its Affiliates from and against any and all liabilities, losses, costs, charges, damages, expenses (including legal costs), fines, penalties, interest, taxes, awards, claims, actions, proceedings, employment severance costs (including accrued salary, notice and any other amounts required under Law or contract), and any judgments, decrees, directions or orders of any court or tribunal whatsoever which are suffered or incurred arising out of or in connection with any Employee making any employment or employment related claim within a period of thirteen (13) months from the Closing Date (including the termination of their employment by the Purchaser or its relevant Affiliate) against, or alleging any employment or employment related liability or obligation has arisen with or has transferred to the Purchaser or any Affiliate as a result of the application of TUPE in relation to the transactions contemplated by this Agreement (including any related termination of services contracts).
(c)The indemnity in Section 4.13(b) shall immediately and automatically cease to apply:
(i) in respect of any such Employee from the date on which such Employee has entered into a duly executed settlement agreement, waiver or release of claims (in each case in a form satisfactory to the Purchaser) which validly compromises or waives all of the relevant employment or employment related claims outlined in Section 4.13(b). The entry by any Employee into such settlement agreement, waiver or release of claims shall not affect the Sellers’ liability under the indemnity in Section 4.13(b) in respect of any claim, action or proceeding brought, or circumstances giving rise to a claim notified, prior to the date of such settlement agreement, waiver or release; and / or
(ii)if the Purchaser or any of its Affiliates directly or indirectly: (a) encourages, induces, or solicits any Covered Employee (as defined in the Transition Services Agreement) to leave their position with the Seller or any of its Affiliates; or (b) hires, employs, engages or attempts to hire, employ, or engage any Covered Employee, (in each case, an “Engagement”), with immediate effect from the date of such Engagement, and the Seller and its Affiliates shall have no liability under the indemnity provided in Section 4.13(b) whether arising prior to or after the Engagement.
Section 4.14.Termination of Tax Sharing Agreements. Any and all Tax allocation or Tax Sharing Agreements between any Target Company, on the one hand, and any Seller or any of its Affiliates, on the other hand, shall be terminated as of the Closing Date and, from and after the Closing Date, no Target Company shall be obligated to make any payment pursuant to any such agreement for any past or future period.
Section 4.15.Non-Survival of Representations and Warranties. To the fullest extent permitted by applicable Law, the representations, warranties, covenants and agreements of the Sellers contained in this Agreement or in any certificate, instrument, opinion, agreement or other document of the Sellers shall terminate effective as of the Closing and there shall be no Liability in respect thereof, whether such Liability has accrued prior to, on or after the Closing, on the part of the Sellers, their respective Affiliates or any of their respective direct or indirect equity holders, officers, directors, agents or other representatives, except (a) in the case of fraud, (b) for Leakage Claims as provided in Article III and (c) for those covenants and agreements that by their terms are to be performed in whole or in part at or after the Closing, which shall survive in

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accordance with their terms and, if no term is specified, then until the expiration of the applicable statute of limitations.
Section 4.16.Limitation on Representations and Warranties.
(a)The representations and warranties contained in this Article IV are the only representations and warranties being made by the Sellers pursuant to this Agreement, and, except as set out in any other Transaction Document, no other representations or warranties, express or implied, are being made or may be relied upon by the Purchaser in connection with its execution of this Agreement and consummation of the transactions contemplated hereby.
(b)EACH SALE SHARE AND EACH AIRCRAFT, EACH ENGINE AND EACH PART IS BEING SOLD, ASSIGNED, TRANSFERRED AND CONVEYED TO THE PURCHASER ON AN ”AS IS, WHERE IS” BASIS AND, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, WITHOUT ANY REPRESENTATION, GUARANTEE OR WARRANTY OF THE SELLERS EXPRESS OR IMPLIED, OF ANY KIND, ARISING BY LAW OR OTHERWISE AS TO THE CONDITION THEREOF.
(c)WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE PURCHASER UNCONDITIONALLY AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, AS BETWEEN THE PURCHASER AND THE SELLERS, EACH SALE INTEREST AND EACH AIRCRAFT, EACH ENGINE AND EACH PART THEREOF IS TO BE SOLD AND PURCHASED ON AN ”AS IS, WHERE IS” BASIS AS AT THE CLOSING DATE, AND NO TERM, CONDITION, WARRANTY, REPRESENTATION OR COVENANT OF ANY KIND HAS BEEN ACCEPTED, MADE OR IS GIVEN BY THE SELLERS IN RESPECT OF THE AIRWORTHINESS, VALUE, QUALITY, DURABILITY, TITLE, DATE PROCESSING, CONDITION, DESIGN, OPERATION, DESCRIPTION, MERCHANTABILITY OR FITNESS FOR USE OR PURPOSE OF ANY AIRCRAFT, ANY ENGINE OR ANY PART THEREOF, AS TO THE ABSENCE OF LATENT, INHERENT OR OTHER DEFECTS (WHETHER OR NOT DISCOVERABLE), AS TO THE COMPLETENESS OR CONDITION OF THE AIRCRAFT DOCUMENTS, OR AS TO THE ABSENCE OF ANY INFRINGEMENT OF ANY PATENT, COPYRIGHT, DESIGN, OR OTHER PROPRIETARY RIGHTS; AND ALL CONDITIONS, WARRANTIES AND REPRESENTATIONS (OR OBLIGATION OR LIABILITY, IN CONTRACT OR IN TORT) IN RELATION TO ANY OF THOSE MATTERS, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, ARE EXPRESSLY EXCLUDED.
(d)NOTWITHSTANDING THE FOREGOING, NOTHING HEREIN SHALL ELIMINATE OR RESTRICT ANY LIABILITY OF THE SELLERS FOR FRAUD.
Article V

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER
Section 5.1.Representations and Warranties. The Purchaser represents and warrants to the Sellers as at the date of this Agreement and as of the Closing Date that:
(a)each of the Purchaser and Purchaser Parent Guarantor is validly incorporated, in existence and duly registered under the laws of its jurisdiction and has full power to conduct its business as conducted on the date of this Agreement;
(b)each of the Purchaser and Purchaser Parent Guarantor has and will have the right, power and authority, and has and will have taken all action necessary, to execute, deliver and exercise its rights and perform its obligations under this Agreement and each Transaction Document to which it is or will be a party;

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(c)the Purchaser’s and Purchaser Parent Guarantor’s obligations under this Agreement, any other Transaction Document to which it is party are, or when the relevant Transaction Document is executed will constitute, binding obligations in accordance with their respective terms;
(d)neither the Purchaser, Purchaser Parent Guarantor, nor any Affiliate of the Purchaser or Purchaser Parent Guarantor which may due to its materiality to the Purchaser or Purchaser Guarantor give rise to a similar event for the Purchaser or Purchaser Parent Guarantor (a “Relevant Purchaser Affiliate”) is insolvent under the laws of its jurisdiction of incorporation, unable to pay its debts as they fall due or has proposed or is liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them. There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, or insolvency proceedings concerning the Purchaser or its Relevant Purchaser Affiliates and no events have occurred which would justify such proceedings. No steps have been taken to enforce any security over any assets of the Purchaser or its Relevant Purchaser Affiliates and, so far as the Purchaser is aware, no event has occurred to give the right to enforce such security;
(e)the execution and delivery of, and the performance by the Purchaser and the Purchaser Parent Guarantor of its obligations under, this Agreement, any Transaction Document to which it is a party will not:
(i)result in a breach of any provision of the memorandum or articles of association or by laws or equivalent constitutional documents of the Purchaser or the Purchaser Parent Guarantor;
(ii)result in a breach of, or constitute a default under, any instrument to which the Purchaser or Purchaser Parent Guarantor is a party or by which the Purchaser or Purchaser Parent Guarantor is bound and which is material in the context of this Agreement;
(iii)result in a breach of any order, judgment or decree of any Governmental Entity to which the Purchaser or Parent Purchaser Guarantor is a party or by which the Purchaser or Parent Purchaser Guarantor is bound or submits; or
(iv)require the Purchaser or Purchaser Parent Guarantor to obtain any consent or approval of, or give any notice to or make any registration with, any Governmental Entity which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement); or
(v)require the Purchaser or Purchaser Parent Guarantor to obtain any consent or approval of any of its shareholders or any other person;
except, in the case of clauses (i), (iii), (iv) or (v), as will not, or is not (in the opinion of the Purchaser, acting reasonably) likely to, prevent or materially delay the fulfilment of any of the Closing Conditions;
(f)so far as the Purchaser is aware, neither the Purchaser nor the Purchaser Parent Guarantor nor any Relevant Purchaser Affiliate is subject to any order, judgment, direction, investigation or other proceeding by any Governmental Entity which will, or is (in the

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opinion of the Purchaser, acting reasonably) likely to, prevent or delay the fulfilment of any of the Closing Conditions; and
(g)Purchaser is neither tax resident in a jurisdiction outside of the Cayman Islands nor carries on any business through a branch or agency outside of the Cayman Islands.
Section 5.2.Use of Name. The Purchaser shall procure that:
(a)as soon as reasonably practicable after the Closing Date and in any event within 120 days afterwards or such longer period as is reasonably practicable in view of local law requirements, the name of any Target Company which consists of or incorporates the word “WNG” is changed to a name which does not include that word or words or any name which, in the reasonable opinion of the Sellers, is substantially similar or confusing; and
(b)as soon as reasonably practicable after the Closing Date and in any event within 120 days afterwards, each Target Company shall cease to use or display any trade or service name or mark, business name, logo or domain name used or held by any such entity, or any mark, name or logo which, in the reasonable opinion of the Sellers, is substantially or confusingly similar to any of them.
Section 5.3.Non-Survival of Representations and Warranties. To the fullest extent permitted by applicable Law, the representations, warranties, covenants and agreements of the Purchaser contained in this Agreement or in any certificate, instrument, opinion, agreement or other document of the Purchaser shall terminate effective as of the Closing and there shall be no Liability in respect thereof, whether such Liability has accrued prior to, on or after the Closing, on the part of the Purchaser, its Affiliates or any of their respective direct or indirect equity holders, officers, directors, agents or other representatives, except for those covenants and agreements that by their terms are to be performed in whole or in part at or after the Closing, which shall survive in accordance with their terms and, if no term is specified, then until the expiration of the applicable statute of limitations.
Section 5.4.Limitation on Representations and Warranties. The representations and warranties contained in this Article V are the only representations and warranties being made by the Purchaser pursuant to this Agreement, and except as set out in any other Transaction Document, no other representations or warranties, express or implied, are being made or may be relied upon by the Sellers in connection with its execution of this Agreement and consummation of the transactions contemplated hereby. In connection with any breach or breaches by the Purchaser of the representations and warranties contained in this Article V, in no event shall the Purchaser be liable for any punitive damages.
Section 5.5.R&W Insurance Policy.
(a)On or prior to the date hereof, the Purchaser has obtained a representations and warranties insurance policy, to be bound as of the Closing Date (the “R&W Insurance Policy”).  The Purchaser has delivered a true and correct copy of the R&W Insurance Policy to Sellers on or prior to the date hereof.  The R&W Insurance Policy has not been amended or modified, no such amendment or modification is contemplated, and the commitments contained in the R&W Insurance Policy have not been withdrawn or rescinded in any respect. There are no side letters or other arrangements related to the insuring of the transactions contemplated hereby other than as expressly set forth in the R&W Insurance Policy.  All fees payable in connection with the R&W Insurance Policy shall be borne by the Purchaser, provided that the Sellers shall economically bear the Agreed RWI Amount as provided in Section 2.1(d).  The R&W Insurance Policy expressly provides that, except in the case of fraud, no insurer thereunder has any rights against, and each insurer thereunder has expressly waived and has agreed not to pursue, directly or indirectly, any claims by way of subrogation, contribution or otherwise against, the Sellers or any of their respective former, current or future Affiliates or representatives, or representatives of any of the foregoing, or any heir, executor, administrator, successor or assign of any of the foregoing, including with respect to any claim made by any insured thereunder (the “R&W

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Waiver”).  The R&W Insurance Policy expressly provides that the Sellers are a third-party beneficiary of, and may enforce its rights under, the R&W Waiver.
(b)Neither the Sellers nor any Affiliate thereof will have any Liability to indemnify or compensate the Purchaser or any other Person as a result of whether the Purchaser can maintain the R&W Insurance Policy, whether the terms thereof do not provide coverage for any specific type or category of claims or Losses, or whether the issuer or underwriter of such policy terminates the same or does not for any reason accept or pay any claims made thereunder. The Purchaser shall not, and shall cause its Affiliates not to, waive, amend, modify or otherwise revise the R&W Waiver under the R&W Insurance Policy. The Purchaser acknowledges and agrees that the effectiveness of the R&W Insurance Policy is not a condition to the Closing and reaffirms its obligation to consummate the transactions contemplated hereby irrespective and independently of the availability or effectiveness of the R&W Insurance Policy, subject only to the satisfaction or waiver of the conditions to the Closing set forth in Schedule 4.
Article VI

POST CLOSING MATTERS
Section 6.1.International Registry. As soon as reasonably practicable following Closing, the Sellers will assist in transferring the administration of the International Registry account for the applicable Target Company from the Seller (or the entity that is the current International Registry administrator), to the Purchaser (or its nominee).
Section 6.2.Bank Accounts. The Sellers shall reasonably cooperate with Purchaser in respect of the Bank Accounts in accordance with the Transition Services Agreement.
Section 6.3.Records / Post-Closing Access.
(a)Following the Closing, the Sellers shall provide the Purchaser, at the request of the Purchaser, such factual information as is available to the Seller or as reasonably may be obtained by the Sellers and that would not otherwise be available to the Purchaser, in each case regarding the Target Companies and/or any Asset (including such information as may be necessary for the preparation of the Target Companies’ tax and financial statements).
(b)Following the Closing, the Purchaser shall provide the Sellers, at the request of the Sellers, such factual information as is available to the Purchaser or as reasonably may be obtained by the Purchaser and that would not otherwise be available to the Sellers, in each case regarding the Target Companies and/or any Asset for periods prior to the Closing as may be necessary for the preparation of the Sellers’ audit, tax or financial statements for the fiscal years ending on December 31, 2025 and December 31, 2026.
Section 6.4.Amounts Received in Error. To the extent that, after the Closing, the Sellers or any Affiliate or financier of the Sellers receive from any Lessee any amounts payable by any Lessee pursuant to the Lease Documents in respect of any period after the Economic Closing Date (except to the extent the Purchaser received a credit for such payment against the Purchase Price pursuant to this Agreement), the Sellers shall cause such amounts to be paid to the Purchaser promptly (and in any event within 5 days) after its receipt (and pending such payment the Seller shall hold or cause that such amount is held on trust for the Purchaser). To the extent that, after the Closing, the Purchaser or any Affiliate or financier of the Purchaser receives from any Lessee any amounts payable by any Lessee pursuant to the Lease Documents in respect of any period prior to the Economic Closing Date (except to the extent the Sellers received a received a positive adjustment to the Purchase Price for such payment pursuant to this Agreement), the Purchaser shall cause such amounts to be paid to the Sellers promptly (and in any event within 5 days) after its receipt (and pending such payment the Purchaser shall hold or cause that such amount is held on trust for the Sellers). To the extent that, after the Closing, the Target Companies, the Purchaser or any Affiliate or financier of the Purchaser receives from any

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Lessee any amounts payable by any Lessee which were intended to be made to, or for the benefit of, the Dormant Entities (and which are an asset or a legal right of the applicable Dormant Entity) after completion of the Anticipated Transactions in accordance with the steps set out on Schedule 7, the Purchaser shall cause such amounts to be paid to the Sellers promptly (and in any event within 5 days) after its receipt (and pending such payment the Purchaser shall hold or cause that such amount is held on trust for the Sellers).
Section 6.5.Tax Cooperation. After the Closing Date, the Sellers and the Purchaser shall (and shall cause their respective Affiliates to):
(a)assist the other Party, at its reasonable request, in preparing any Tax Returns that such other Party is responsible for preparing and filing;
(b)reasonably cooperate in responding to any inquiries from or preparing for any audits of, or disputes with Tax Authorities regarding, any Taxes or Tax Returns of the Target Companies; and
(c)make available to the other Party, as reasonably requested, all information in its possession relating to the Target Companies that may be relevant to any Tax Return, audit or examination, proceeding or determination by any Tax Authority, and as reasonably requested by Seller or Purchaser all information, records, and documents relating to Taxes of the Target Companies.
Section 6.6.Certain Tax Matters. Unless (in each case) required by Law or the Sellers provide the Purchaser with prior written consent (not to be unreasonably withheld, conditioned or delayed), after the Closing, the Purchaser shall not with respect to a Target Company, and shall not permit any Target Company to, (A) make, revoke or change any U.S. federal income Tax election (including under U.S. Treasury Regulations Section 301.7701-3) that would be effective in any Pre-Closing Tax Period, (B) file or amend any Tax Return of a Target Company for (x) a Pre-Closing Tax Period beginning on or after January 1, 2025 in a manner that is inconsistent with past practice (and for the avoidance of doubt, if there is no past practice with respect to an item then the Sellers shall have no consent right over such item), or (y) a taxable period ending on or before December 31, 2024, or (C) make or cause to be made any extraordinary transactions or events on the Closing Date after the Closing with respect to any Target Company that are not contemplated by this Agreement. The Purchaser shall not, and shall not permit any Target Company to, file any Tax Return of a Target Company with respect to a Pre-Closing Tax Period beginning on or after January 1, 2025 that includes any Tax liability that would be included in Section 3.1(a)(xi) of Leakage (any such Tax Return, a “Disposal Tax Return” and collectively, the “Disposal Tax Returns”) without the Sellers’ prior written consent (not to be unreasonably withheld, conditioned or delayed) to the reporting positions taken with respect to the transfer of the Removable Asset, disposal transactions or any other Anticipated Transactions giving rise to such tax liability (assuming such items are the only items reported on such Tax Returns).
Article VII

MISCELLANEOUS
Section 7.1.Assignment; Binding Effect. This Agreement and the rights hereunder are not assignable by any Party unless such assignment is consented to in writing by the other Party except that the Purchaser may without the prior written consent of the Sellers (a) assign all or any portion of its rights and obligations under this Agreement to one or more of its Affiliates or Affiliates of the Purchaser Parent Guarantor (which, for the avoidance of doubt, shall include Willis Mitsui & Co. Engine Support Limited, Willis Aviation Capital and WLFC/Blackstone fund) (any such permitted assignee, a “Purchaser’s Designee”) so long as the Purchaser remains obligated under this Agreement and (b) grant an assignment by way of security at or following Closing in connection with its financing arrangements. Any other assignment by Purchaser shall

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require the prior written consent of the Seller. For the avoidance of doubt, any such assignment shall not impact the obligation of Purchaser Parent Guarantor in respect of the Guaranteed Obligations. Subject to the preceding sentence, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.
Section 7.2.Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
Section 7.3.Consent to Jurisdiction and Service of Process; Waiver of Jury Trial. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OBLIGATIONS HEREUNDER, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, COUNTY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, THE PARTIES IRREVOCABLY (I) ACCEPT GENERALLY AND UNCONDITIONALLY THE NON-EXCLUSIVE JURISDICTION AND VENUE OF THESE COURTS, (II) WAIVE ANY OBJECTIONS WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (I) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, (III) AGREE THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT THEIR RESPECTIVE ADDRESSES PROVIDED IN ACCORDANCE WITH SECTION 7.4, AND (IV) AGREE THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. THE PARTIES IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.
Section 7.4.Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, when sent by email, when sent by overnight courier service or when mailed by certified or registered mail, return receipt requested, with postage prepaid to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
(a)If to the Sellers:
c/o WNG Capital LLC
5801 Tennyson Parkway
Suite 400
Plano, TX 75024
Attention: Legal Department
Email: legal@wngcapital.com

with a copy (which shall not constitute notice) to:
Vedder Price P.C.
600 Brickell Avenue, Suite 1500

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Miami, Florida 33131
Attention: Geoffrey Kass; Raviv Surpin
Email: gkass@vedder.com; rsurpin@vedder.com

(b)If to the Purchaser:
Willis Dallas Ltd.
c/o Willis Lease Finance Corporation
4700 Lyons Technology Parkway
Coconut Creek, Florida 33073
Attention: General Counsel
Email: legalnotices@willislease.com
with a copy (which shall not constitute notice) to:
Milbank LLP
55 Hudson Yards
New York, New York 10001
Attention: Drew Fine; Dean Sattler; Benjamin Fidler
Email: dfine@milbank.com; dsattler@milbank.com; bfidler@milbank.com
Section 7.5.Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.
Section 7.6.Fees and Expenses. Each Party shall be responsible for and shall pay any fees, costs and expenses (including, without limitation, legal fees) incurred by it in connection with the preparation, negotiation and Closing of this Agreement, the other Transaction Documents and the performance of the transactions contemplated hereby and thereby. Any costs of the R&W Insurance Policy will be paid by the Purchaser.
Section 7.7.Entire Agreement. This Agreement and the Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the Parties with respect to such subject matter.
Section 7.8.Waiver and Amendment. This Agreement shall not be amended, modified or supplemented other than by mutual written agreement executed by the Parties. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
Section 7.9.Counterparts. This Agreement and the other Transaction Documents may be executed in any number of counterparts, each of which when executed shall be deemed to be an original and all of which together will be deemed to be one and the same instrument binding upon all of the parties hereto and thereto notwithstanding the fact that all such parties are not signatory to the original or the same counterpart. Delivery of an executed counterpart of a signature page to a Transaction Document by email (PDF) or telecopy shall be effective as delivery of a manually executed counterpart of a Transaction Document. A party's electronic signature (complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable Law) shall have the same validity and effect as a signature affixed by the party's hand.

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Section 7.10.Electronic Execution. It is agreed by the Parties that this Agreement and each other Transaction Document may be executed by way of electronic signatures. For the avoidance of doubt, each Party hereby consents to the execution of this Agreement and the other Transaction Documents by the other parties hereto and thereto by way of electronic signature and agrees that the electronic signature of such other parties is the legal equivalent of their manual signature on this Agreement and the other Transaction Documents and is conclusive of such party’s intention to be bound by this Agreement and the other Transaction Documents. Each Party further agrees it will not seek to avoid its responsibilities to the other parties under this Agreement and the other Transaction Documents based on the fact that it or any other party signed this Agreement or any other Transaction Document using an electronic signature as opposed to a manuscript signature. The parties further agree that an executed copy of this Agreement and the other Transaction Documents may be retained in electronic form and acknowledge that such electronic form shall constitute an original of that document and may be relied upon as evidence of that document.
Section 7.11.Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties and their successors and permitted assigns, any right or remedies under or by reason of this Agreement.
Section 7.12.Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.
Section 7.13.Publicity. No public announcement of, or any other statement or communication of any kind or nature regarding, this transaction shall be made without the express written mutual consent of the Parties (such consent not to be unreasonably withheld, conditioned or delayed), provided that the foregoing shall not apply to (i) a joint announcement (the contents of which have been previously agreed by each Party), (ii) any press-release, public announcement or other disclosure required by Law or any rule or other requirement of any applicable securities exchange or any Governmental Entity, after giving at least seventy-two (72) hours’ prior notice, in which case the on-disclosing Party shall have the right to review and comment on such press release, public announcement or other disclosure (and the disclosing Party shall consider in good faith the non-disclosing Party’s comments), provided that in the event that in the event that a disclosure is required by applicable Law or by the rules of any applicable securities exchange in less than seventy two (72) hours, such notice shall be provided at the disclosing Party’s earliest opportunity, and the consenting Party shall use best commercial efforts to review and comment upon such disclosure within the requested time period, or (iii) a customary press release and any associated disclosure by the Purchaser or any of its Affiliates required by applicable Law or the rules of any applicable securities exchange following the date of this Agreement so long as the Sellers are provided at least twenty-four (24) hours’ prior notice and the opportunity to review and comment on such press release, in which case the Purchaser shall consider in good faith any reasonable comments provided by the Sellers prior to such press release. Notwithstanding anything to the contrary in this Agreement, the Purchaser shall have the right to disclose any information regarding the transactions contemplated by this Agreement or the other Transaction Documents (a) to any of its Affiliates or representatives, (b) to any of its joint venture partners, (c) for purposes of compliance with its or its Affiliates’ respective financial reporting obligations, or (d) in connection with its or its Affiliates’ acquisition financing activities.
Section 7.14.Tax Treatment. The Sellers and the Purchaser agree that they shall treat the transactions contemplated by this Agreement, for U.S. federal and applicable state and local income tax purposes, as a taxable sale of assets by the Seller to the Purchaser.
Section 7.15.Further Assurances. Each Party shall, from time to time, at the request of the other Party and without further consideration, execute and deliver further instruments and take such other actions as the requesting Party may reasonably require to effectuate the

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transactions as contemplated by the Transaction Documents and otherwise satisfy the obligations of the Parties hereunder.
Article VIII

INDEMNITY
Section 8.1.Purchaser’s General Indemnity. With respect to each Asset, for a period of three (3) years following the Closing, the Purchaser shall defend, indemnify and hold harmless the Seller, and its officers, directors, employees, shareholders and managers, and Asset Manager (the “Seller Indemnitees”) from any and all liabilities, obligations, Losses, damages, penalties, claims, actions, suits, documented out-of-pocket costs, disbursements and expenses (including reasonable documented and out-of-pocket legal fees, costs and related expenses), but excluding in each case any consequential, indirect, punitive or speculative damages (collectively, “Claims”) which may be incurred by a Seller Indemnitee after the Closing Date arising out of or relating to the maintenance, lease, possession, control, use or operation of the Aircraft (or any Engine) from and after the Closing Date, except, in each case, for Claims (1) that arise out of or result from fraud, willful misconduct or gross negligence of a Seller Indemnitee, (2) which are operating or overhead expenses of such Seller Indemnitee, (3) that arise out of or result from any act, omission, event or circumstance occurring before the Closing Date (it being understood that the Seller Indemnitee shall bear the burden of proving that this clause (3) does not apply to any Claim), (4) that arise out of or result from the failure by the Seller to comply with any of its express obligations under this Agreement or any representation or warranty given by the Seller not being true and correct at the time they were made, (5) which represent a Tax or loss of Tax benefits, or (6) which have been covered by receipt of any insurance proceeds or proceeds from any other Person by the relevant Seller Indemnitee.
Section 8.2.Tax Treatment of Indemnity Payments. Each Party shall treat all payments made pursuant to Section 8.1 as adjustments of the Purchase Price for all Tax purposes except as otherwise required by applicable law.
Section 8.3.Subrogation. Upon the payment in full of any indemnity pursuant to this Article VIII by the Purchaser, then the Purchaser will be subrogated to any right of the Seller Indemnitee in respect of the matter against which such indemnity has been made.
Section 8.4.Notice. The Sellers shall cause each Seller Indemnitee to give prompt written notice to the Purchaser (a “Claim Notice”) of any Claim for which the Purchaser is, or may be, liable under Section 8.1 provided, however, that failure to give such notice will not terminate any of the rights of Seller Indemnitees under this Article VIII except to the extent that the Purchaser has been materially prejudiced by the failure to provide such notice. Each Claim Notice shall include a header that clearly labels it as a “Notice of Claim for Indemnification” and shall set forth reasonable details (both as to the factual and legal basis), together with supporting documentation, of the applicable Claim, together with the Seller Indemnitee’s reasonable estimate of indemnifiable Losses in respect thereof.
Section 8.5.Limitations on Indemnification; Mitigation and Refunds.
(a)In no event shall the Purchaser be obligated to indemnify any Seller Indemnitee under this Article VIII unless and until the aggregate amount of Losses incurred by the Seller Indemnitees exceeds $100,000, in which event the Purchaser shall be liable for all such Losses starting from the first dollar.
(b)In respect of each Asset, in no event shall the aggregate amount payable by Purchaser to the Seller Indemnitees under this Article VIII exceed the Allocable Consideration Amount for such Asset (the “Cap”), and upon payment by Purchaser to the Seller Indemnitees of an aggregate amount equal to the Cap, Purchaser shall have no further obligations to the Sellers and the Seller Indemnitees under this Article VIII with respect to such Asset.
(c)The Sellers shall, and shall cause each Seller Indemnitee to, use commercially reasonable efforts to mitigate the amount of indemnifiable Loss subject to

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indemnification hereunder, including by seeking to recover such losses from available insurance proceeds or other sources of third party indemnification. If any Seller Indemnitee obtains a recovery of all or any part of any amount which the Purchaser has paid to such Seller Indemnitee, such Seller Indemnitee will pay to the Purchaser the net amount recovered by such Seller Indemnitee.
Section 8.6.Defense of Claims.
(a)In the event any claim or demand in respect of which a Seller Indemnitee might seek indemnity under this Article VIII is asserted against or sought to be collected from such Seller Indemnitee by a Person other than Purchaser or any Affiliate of the Sellers or of the Purchaser (a “Third Party Claim”), the Sellers shall, or shall cause the applicable Seller Indemnitee to, deliver a notice Claim Notice with reasonable promptness to the Purchaser. The Purchaser will notify the Seller Indemnitee as soon as practicable within sixty (60) days following delivery of the Claim Notice (the “Dispute Period”) whether the Purchaser disputes its liability to the Seller Indemnitee under this Article VIII and whether the Purchaser desires, at its sole cost and expense, to defend the Seller Indemnitee against such Third Party Claim.
(b)If the Purchaser notifies the Seller Indemnitee within the Dispute Period that the Purchaser desires to defend the Seller Indemnitee with respect to the Third Party Claim pursuant to this Section 8.6(a), then the Purchaser will have the right to defend, at the sole cost and expense of the Purchaser, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Purchaser to a final conclusion or will be settled at the discretion of the Purchaser; provided, that the Seller Indemnitee’s prior written consent shall be required for any settlement that provides for any relief against such Seller Indemnitee other than monetary damages for which the Seller Indemnitee will be indemnified in full. The Purchaser will have full control of such defense and proceedings, including any settlement thereof (subject to the immediately preceding sentence); provided, however, that if requested by the Purchaser, the Seller Indemnitee will, at the sole cost and expense of the Purchaser, cooperate with the Purchaser and its counsel in contesting any Third Party Claim that the Purchaser elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Seller Indemnitee or any of its Affiliates). The Seller Indemnitee may retain separate counsel to represent it in, but not control, the defense of a Third Party Claim that is controlled by the Purchaser, and the Seller Indemnitee will bear the costs and expenses of such counsel unless (x) outside counsel advises in writing that an actual or potential conflict of interest with the Purchaser exists which makes representation of both Purchaser and the Seller Indemnitee inappropriate under applicable standards of professional conduct or (y) both the Purchaser and Seller Indemnitee are named parties to such Third Party Claim and outside counsel advises in writing that defenses are available to the Seller Indemnitee that are unavailable to the Purchaser. Notwithstanding this Section 8.6(a), the Seller Indemnitee may retain or take over the control of the defense or settlement of any Third Party Claim the defense of which the Purchaser has elected to control if the Seller Indemnitee irrevocably waives its right to indemnity under this Agreement with respect to such Third Party Claim.
(c)If the Purchaser fails to notify the Seller Indemnitee within the Dispute Period that the Purchaser desires to defend the Third Party Claim pursuant to Section 8.6(a), then the Seller Indemnitee will have the right to defend, at the sole cost and expense of the Purchaser, the Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Seller Indemnitee to a final conclusion or will be settled at the discretion of the Seller Indemnitee (with the consent of the Purchaser, which consent will not be unreasonably withheld). The Seller Indemnitee will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that if requested by the Seller Indemnitee, the Purchaser

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will, at the sole cost and expense of the Purchaser, cooperate with the Seller Indemnitee and its counsel in contesting any Third Party Claim which the Seller Indemnitee is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Purchaser or any of its Affiliates). Notwithstanding the foregoing provisions of this clause (c), if the Purchaser has notified the Seller Indemnitee within the Dispute Period that the Purchaser disputes its liability hereunder to the Seller Indemnitee with respect to such Third Party Claim and if such dispute is resolved in favor of the Purchaser in the manner provided in clause (d) below, the Purchaser will not be required to bear the costs and expenses of the Seller Indemnitee’s defense pursuant to this clause (c) or of the Purchaser’s participation therein at the Seller Indemnitee’s request, and the Seller Indemnitee will reimburse the Purchaser in full for all reasonable costs and expenses incurred by the Purchaser in connection with such litigation. The Purchaser may retain separate counsel to represent it in, but not control, any defense or settlement controlled by the Seller Indemnitee pursuant to this clause (c), and the Purchaser will bear its own costs and expenses with respect to such participation.
(d)If the Purchaser notifies the Seller Indemnitee that it does not dispute its liability to the Seller Indemnitee with respect to a Third Party Claim under Section 8.6(a), the Loss arising from such Third Party Claim will be conclusively deemed a liability of the Purchaser under Section 8.1 and the Purchaser shall pay the amount of such Loss to the Seller Indemnitee on demand following the final determination thereof. If the Purchaser has timely disputed its liability with respect to such Third Party Claim, the Purchaser and the Seller Indemnitee will proceed in good faith to negotiate a resolution of such dispute for thirty (30) days, and if such dispute is not resolved through mutual agreement, such dispute shall be subject to resolution in accordance with the terms of this Agreement (including Sections 7.2 and 7.3 hereof).
Section 8.7.Direct Claims. In the event any Seller Indemnitee should have a claim under Section 8.1 against any Purchaser that does not involve a Third Party Claim, the Seller Indemnitee shall deliver a Claim Notice with reasonable promptness to the Purchaser. If the Purchaser notifies the Seller Indemnitee that it does not dispute the Claim described in such Claim Notice or fails to respond during the Dispute Period, the Loss arising from the Claim specified in such Claim Notice will be conclusively deemed a liability of the Purchaser under Section 8.1 and the Purchaser shall pay the amount of such Loss to the Seller Indemnitee on demand following the final determination thereof. If the Purchaser has timely disputed its liability with respect to such Claim, Purchaser and the Seller Indemnitee shall proceed in good faith to negotiate a resolution of such dispute for thirty (30) days, and if such dispute is not resolved through mutual agreement, such dispute shall be subject to resolution in accordance with the terms of this Agreement (including Sections 7.2 and 7.3 hereof).
Section 8.8.Access. In the event of any claim for indemnity under this Article VIII, the Sellers and their respective Affiliates agree to give Purchaser and its Representatives reasonable access to its books and records and employees of Seller and its Affiliates in connection with the matters for which indemnification is sought to the extent Purchaser reasonably deems necessary in connection with its rights and obligations under this Article VIII. To the extent any Seller or the applicable Seller Indemnitee does not comply with its obligations under this Section 8.8, the Dispute Period shall be tolled until the relevant information is provided to the Purchaser.
Article IX

PURCHASER PARENT GUARANTEE
Section 9.1.Purchaser Parent Guarantee.
(a)The Purchaser Parent Guarantor hereby absolutely, unconditionally and irrevocably guarantees as primary obligor and not merely as surety, to the Sellers, the due and

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punctual payment under and performance of and compliance in full with all of the covenants, agreements, terms, conditions and representations and warranties of this Agreement and all other Transaction Documents to which Purchaser is a party (“Guaranteed Agreements”) under which Purchaser is required to pay or which are required to be performed or complied with by the Purchaser (collectively, the “Guaranteed Obligations”) (the “Purchaser Parent Guarantee”). In the event that the Purchaser fails to pay under or perform or comply in full with any such covenant, agreement, term, condition or representation or warranty under the Guaranteed Agreement, the Purchaser Parent Guarantor shall, after the expiry of any relevant cure period provided thereunder:
(i)forthwith pay the same to the person or entity entitled thereto, within three (3) Business Days of receipt of notice from the Sellers in the case of any payment to be made by Purchaser under the Guaranteed Agreement (including payments of damages for breach thereof by Purchaser); and
(ii)perform or comply with such covenant, agreement, term or condition or cause the same forthwith to be performed or complied with within five (5) days of receipt of notice from the Sellers in the case of any obligation of Purchaser under the Guaranteed Agreement other than an obligation to make a payment.
(b)The guarantee by the Purchaser Parent Guarantor contained in Section 9.1(a) is a primary obligation of the Purchaser Parent Guarantor, is in addition to and not in substitution for any other security which the Sellers may now or hereafter hold for the obligations of Purchaser under the Guaranteed Agreement and is an unconditional, absolute, present and continuing obligation and is not conditional in any way upon the institution of suit or the taking of any other action or any attempt to enforce performance of or compliance with the covenants, agreements, terms or conditions (including without limitation any payment obligations) applicable to Purchaser contained in the Guaranteed Agreement and, to the extent permitted by law, shall be binding upon and enforceable against the Purchaser Parent Guarantor without regard to the validity or enforceability of the Guaranteed Agreement to the extent the same are compromised by any legal limitation or incapacity of the Purchaser. To the extent that performance of or compliance with the guarantee by the Purchaser Parent Guarantor contained in Section 9.1(a) requires the payment of money, such guarantee is an absolute, unconditional, present and continuing guarantee of payment and not of collectability and is in no way conditional or contingent upon any attempt to collect from the Purchaser or any other person or entity or to institute a suit against the Purchaser or any other person or entity or to perfect or to enforce any security or upon any other condition or contingency or upon any other action, occurrence or circumstance whatsoever. Such guarantee will continue to be effective, or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the sums due to the Sellers from the Purchaser or the Purchaser Parent Guarantor pursuant to the terms of the Guaranteed Agreement or Section 9 herein is rescinded or must otherwise be restored or returned upon the bankruptcy, insolvency, reorganization, arrangement, adjustment, composition, dissolution, liquidation or the like, of Purchaser or the Purchaser Parent Guarantor, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to Purchaser or the Purchaser Parent Guarantor, or any part of their respective property, or otherwise, all as though such payment had not been made.
(c)For so long as the Guaranteed Obligations remain outstanding the obligations of the Purchaser Parent Guarantor hereunder shall remain in full force and effect without regard to, and shall not be impaired or affected by:
(i)any extension or indulgence in respect of the payment of any amount payable, or the performance of any covenant, agreement, term or condition under the Guaranteed Agreement; or

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(ii)any exercise or non-exercise by the Sellers of any right, power, privilege or remedy under or in respect of the guarantee provided herein or the Guaranteed Agreement; or
(iii)any bankruptcy, insolvency, reorganization, arrangement, adjustment, composition, dissolution, liquidation or the like, of the Purchaser or the Purchaser Parent Guarantor; or
(iv)any limitation of the liability of Purchaser under the terms of the Guaranteed Agreement which may now or hereafter be imposed by any statute, regulation or rule of law, or any invalidity or unenforceability, in whole or in part, of the Guaranteed Agreement or any terms thereof; or
(v)any merger or consolidation of Purchaser or the Purchaser Parent Guarantor into or with any other person or entity, or any sale, lease or transfer of any or all of the assets of Purchaser to any other person or entity; or
(vi)any indebtedness of Purchaser to any person or entity, including the Purchaser Parent Guarantor; or
(vii)any claim, set off, deduction or defense the Purchaser Parent Guarantor or the Purchaser or may have against the Sellers, whether hereunder or under the Guaranteed Agreement or independent of or unrelated to the transactions contemplated by the Guaranteed Agreement; or
(viii)any intermediate payment, performance, discharge or satisfaction in whole or in part of any of the Guaranteed Obligations except to the extent of such payment, performance, discharge or satisfaction of such obligations, provided that notwithstanding the foregoing or any other provision of this Section 9, the Purchaser Parent Guarantor may assert as a defense to any claim by the Sellers for payment or performance hereunder in respect of any claim by the Sellers against the Purchaser under the Guaranteed Agreement (a “Seller Claim”), any defense, claim, set-off or deduction which Purchaser could have asserted in respect of such Seller Claim other than any such defense, claim, set-off or deduction available to the Purchaser (i) under any bankruptcy, reorganization, insolvency, readjustment of debt, suspension of payments, dissolution, liquidation or similar law in any proceeding thereunder against Purchaser, or (ii) based on the lack of validity or unenforceability of any Guaranteed Obligations.
(d)the Purchaser Parent Guarantor unconditionally waives, to the fullest extent permitted by law, (i) notice of any of the matters referred to in Section 9.1(c) hereof, (ii) any notice of or proof of reliance or acceptance by the Sellers upon the guarantee provided herein (the Guaranteed Obligations shall conclusively be deemed to have been created, contracted, incurred or renewed, extended, amended or waived in reliance upon the guarantee herein and all dealings between the Purchaser or Purchaser’s Parent Guarantor and the Sellers shall be conclusively presumed to have been had or consummated in reliance upon the guarantee provided herein), (iii) all notices which may be required by statute, rule of law or otherwise now or hereafter in effect, to preserve intact any rights of the Sellers against Guarantor, including, without limitation, any demand, presentment and protest, notice of creation of any obligation, proof of notice of non payment under the Guaranteed Agreement, and notice of default or any failure on the part of Purchaser to perform or comply with any covenant, agreement, term or condition of the Guaranteed Agreement executed or to be executed by it.

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(e)The guarantee contained in Section 9 is not assignable by either Purchaser’s Parent Guarantor or the Purchaser without the prior written consent of the Sellers.
(f)The Purchaser Parent Guarantee and all obligations of the Purchaser Parent Guarantor hereunder shall automatically and irrevocably terminate and be of no further force or effect upon the earlier to occur of (a) the indefeasible satisfaction in full of all Guaranteed Obligations, (b) the valid termination of this Agreement in accordance with Section 2.5 and (c) the date on which the Sellers or any of their Affiliates breach any material obligation under this Agreement that has not been cured within thirty (30) days following the written notice thereof from the Purchaser Parent Guarantor or the Purchaser to the Sellers.
(g)The Purchaser Parent Guarantor hereby represents and warrants on the date hereof and the Closing Date that: (i) it is properly formed and registered in the State of Delaware and, since the date of its formation, it has been maintained in accordance with all applicable Laws; (ii) in entering into this Agreement and performing its obligations hereunder, it does not contravene any applicable Laws; (iii) all necessary authorizations have been obtained for the execution by it of this Agreement and the performance of its obligations hereunder and it has the power to enter into this Agreement and the issuance of the guarantee provided herein is within the purposes of the Purchaser Parent Guarantor and corresponds to a commercial benefit to the Purchaser Parent Guarantor; (iv) its obligations under this Agreement are legal, valid, binding and enforceable against it in accordance with its terms except to the extent that such enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency or creditors’ rights or general principles of equity, regardless of whether enforcement is considered in a proceeding at law or in equity; and (v) it is not involved in any litigation or other dispute the outcome of which would reasonably be expected to materially and adversely affect its ability to perform the Guaranteed Obligations.
[Signature Pages Follow.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.
SELLERS:
WNG INTERNATIONAL MASTER
FUND II, L.P.
By: WNG Aircraft Opportunities Fund II
GP, L.P.
Its: General Partner
By: WNG Aircraft Opportunities Fund II
UTGP, L.L.C.
Its: General Partner
By:    /s/ Albert Nigro
Name: Albert Nigro
Title: Managing Member
WNG II AIRCRAFT MANAGEMENT (DELAWARE), LLC
By: WNG U.S. Master Fund II, L.P.,
Its: Sole Member
By: WNG Aircraft Opportunities Fund II
GP, L.P.
Its: General Partner
By: WNG Aircraft Opportunities Fund II
UTGP, L.L.C.
Its: General Partner
By:    /s/ Albert Nigro
Name: Albert Nigro
Title: Managing Member

PURCHASER:
WILLIS DALLAS LTD.
By:    /s/ Scott B. Flaherty
Name: Scott B. Flaherty
Title: Director

SOLELY FOR PURPOSES OF
SECTION 9.1:
WILLIS LEASE FINANCE
CORPORATION
By:    /s/ Z. Clifton Dameron IV
Name: Z. Clifton Dameron IV
Title: SVP & General Counsel